                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 11-K


            FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
              AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE, SECURITIES EXCHANGE ACT OF 1934

                  For the fiscal year ended December 31, 2000


[_] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

            for the transition period from __________ to __________

                      Commission file number  000-19483

     A. Full title of the plan and the address of the plan, if difference from that of the issuer named below:


          SOUTHWEST SECURITIES GROUP 401(K) PROFIT SHARING PLAN


     B. Name of issuer of these securities held pursuant to the plan and the address of its principal executive office:

                       SOUTHWEST SECURITIES GROUP, INC.
                          1201 Elm Street, Suite 3500
                              Dallas, Texas 75270

                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN


                           Financial Statements and
                             Supplemental Schedule

                          December 31, 2000 and 1999

                  (With Independent Auditors' Report Thereon)

                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

                               Table of Contents


                                                                    Page

Independent Auditors' Report                                           1

Statements of Net Assets Available for Benefits -
  December 31, 2000 and 1999                                           2

Statements of Changes in Net Assets Available for Benefits -
  Years ended December 31, 2000 and 1999                               3

Notes to Financial Statements                                          4


Schedule

Schedule of Assets Held for Investment Purposes at End of Year -
  December 31, 2000                                                    8

Signature                                                             42

Exhibit - Consent of Independent Auditors                             43

                          Independent Auditors' Report


The Trustees Committee
Southwest Securities Group
 401(K) Profit Sharing Plan:

We have audited the accompanying statements of net assets available for benefits of Southwest Securities Group 401(K) Profit Sharing Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Southwest Securities Group 401(K) Profit Sharing Plan as of December 31, 2000 and 1999, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes at end of year is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

KPMG LLP

Dallas, Texas
June 8, 2001

                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

                Statements of Net Assets Available for Benefits

                          December 31, 2000 and 1999


                                                                                          2000           1999
                                                                                   ------------------------------
Investments, at fair value (notes 4 and 5):
    Common stock                                                                   $   21,472,906      27,349,098
    Southwest Securities Group Inc. Common Stock                                        5,124,755       4,701,902
    Money market funds                                                                  6,768,789      11,605,085
    Government securities                                                                 998,061       1,365,526
    Mutual funds                                                                       17,288,093      10,870,920
    Common/collective trusts                                                            3,390,885              --
    Corporate bonds and debentures                                                        598,101         570,608
    Preferred stock                                                                       102,010         178,069
    Other assets                                                                          333,911              --
    Notes receivable from participants                                                  2,090,940       2,217,157
                                                                                   ------------------------------
             Total investments                                                         58,168,451      58,858,365
                                                                                   ------------------------------

Receivables:
    Employer contributions (note 2(a))                                                  2,833,791       5,801,603
    Participant contributions                                                               1,560              --
    Other                                                                                     929              --
                                                                                   ------------------------------

             Total receivables                                                          2,836,280       5,801,603

Cash                                                                                       53,073              --
                                                                                   ------------------------------
             Net assets available for benefits                                     $   61,057,804      64,659,968
                                                                                   ==============================

See accompanying notes to financial statements.

                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

          Statements of Changes in Net Assets Available for Benefits

                    Years ended December 31, 2000 and 1999


                                                                                      2000               1999
                                                                                 ---------------    ---------------
Additions (deductions) to net assets attributed to:
  Investment income (loss) (note 4):
       Net appreciation (depreciation) in fair value of
          investments                                                            $    (8,467,456)        10,692,423
       Interest and dividends                                                            855,175          1,770,358
                                                                                 ---------------    ---------------
                                                                                      (7,612,281)        12,462,781
                                                                                 ---------------    ---------------

    Contributions:
       Employer (net of forfeitures)                                                   5,274,005          5,801,603
       Participant contributions                                                       3,651,959                 --
       Participant rollovers from other plans                                            865,139            355,635
                                                                                 ---------------    ---------------
                                                                                       9,791,103          6,157,238
                                                                                 ---------------    ---------------
             Total additions                                                           2,178,822         18,620,019
                                                                                 ---------------    ---------------

Deductions from net assets attributed to:
    Benefits paid to participants                                                     (5,709,041)        (4,643,301)
    Administrative expenses                                                              (71,945)                --
                                                                                 ---------------    ---------------
             Total deductions                                                         (5,780,986)        (4,643,301)
                                                                                 ---------------    ---------------
                Net increase (decrease)                                               (3,602,164)        13,976,718

Net assets available for benefits, beginning of year                                  64,659,968         50,683,250
                                                                                 ---------------    ---------------
Net assets available for benefits, end of year                                   $    61,057,804         64,659,968
                                                                                 ===============    ===============

See accompanying notes to financial statements.

                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

                         Notes to Financial Statements

                          December 31, 2000 and 1999

(1)  Summary of Significant Accounting Policies

     (a)  General

          The Southwest Securities Group 401(K) Profit Sharing Plan (Plan) is a defined contribution plan covering all employees of companies affiliated with the Southwest Securities Group, Inc. (Company or Employer) who meet certain minimum hours of service requirements. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

     (b)  Basis of Presentation

          The accompanying financial statements have been prepared on the accrual basis and present the net assets available for benefits and changes in those net assets.

     (c)  Administration

          The Plan is administered by a Trustees Committee appointed by the Company's Board of Directors. The Trustees of the Plan were Charles Schwab Trust Company and Westwood Trust Company, an affiliate of Southwest Securities Group, Inc., and National Financial Services Corporation and Subsidiaries for 2000 and 1999, respectively. Expenses of the Plan totaled $71,945 for 2000 and were paid out of Plan assets. All expenses of the Plan for 1999 were paid by the Company.

     (d)  Use of Estimates

          The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan administrator to use estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosure of contingent net assets available for benefits at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reported period. Actual results could differ from these estimates.

(2)  Contributions

     (a)  Employer

          The Company contributes 100% of the first 4% of compensation that a participant contributes into the Plan. The Board of Directors of the Company determines the amount of discretionary Employer contribution to the Plan each year. The contribution may not exceed the lesser of 15% of the total annual compensation paid to the participants or the Employer's net profits before taxes. These contributions are allocated to each participant in the ratio of each participant's covered compensation to the total covered compensation of all participants. No contribution is required to be made by the Employer.

          The carrying amount of the Employer's contributions receivable approximates fair value at December 31, 2000 and 1999, due to the short term nature of the account.

                                                                     (Continued)

                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

                         Notes to Financial Statements

                          December 31, 2000 and 1999


     (b)  Participant Contributions

          Beginning January 1, 2000, participants may contribute up to 10% of pretax annual compensation, as defined by the Plan. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. Participants direct the investment of their contributions into various investment options offered by the Plan. Participant contributions are limited to $10,500 during the 2000 Plan year.

     (c)  Forfeitures

          Forfeitures reduce Employer contributions for the year in which the forfeitures occur and are allocated to participants in the same manner as are contributions.

(3)  Eligibility and Vesting

     (a)  Eligibility

          Employees of the Company are eligible to participate in the Plan beginning the first day of the month following the date of employment and those working a minimum of 1,000 hours a year qualify for vesting in the discretionary Employer contributions. Participant deferrals and Employer matching contributions are immediately vested.

     (b)  Vesting

          The qualified employee's interest in his or her account balance attributable to discretionary Employer contributions vests over six years as follows:

                           Years                           Percentage
                        of service                           vested
                    -------------------                ----------------
                       Less than 2                            0%
                         2 years                             20%
                         3 years                             40%
                         4 years                             60%
                         5 years                             80%
                         6 years                            100%

     (c)  Plan Benefits

          The vested portion of the accrued benefit of a participant upon termination or retirement is his or her plan benefit. Normal retirement age as elected by the Company is 55. Several options for payment are available and all require the agreement of the participant.

                                                                     (Continued)

                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

                         Notes to Financial Statements

                          December 31, 2000 and 1999

(4)  Investments and Investment Income

     Effective January 1, 2000, all investments, except those held by Westwood Trust Company, an affiliate of Southwest Securities Group, were transferred to Charles Schwab Trust Company. In 1999, all investments were held by National Financial Services Corporation, Westwood Trust Company or Southwest Securities, Inc. The Company maintains a self-directed plan with separate, segregated accounts and each participant's income or loss, including market fluctuations, is applied directly to the participant's account.

     Investments are carried at fair value based on quoted market prices, if available. Securities for which there are no quoted prices readily available or which are not readily marketable are carried at fair value as determined by the Company. The fair value of investment securities as determined by the Company at December 31, 1999 totaled approximately $260,000. The fair values of all securities held at December 31, 2000 are based on quoted market prices.

     Investments greater than 5% of net assets available for benefits at December 31, 2000 and 1999 are as follows:

                                                       2000             1999
                                                  ----------------  ------------


          Common stock, Southwest Securities
            Group, Inc.:
             Shares                                        274,542       173,342
             Cost                                 $      4,963,497     2,429,535
             Fair value                                  5,124,755     4,701,902
          Money market funds, Schwab                     6,697,767            --
          Common/collective trusts, Schwab               3,390,885            --

     The Plan holds investments in related parties (including Southwest Securities Group, Inc.) with market values of $22,083,079 and $11,411,947 at December 31, 2000 and 1999, respectively. During the years ended December 31, 2000 and 1999, the Plan received dividends from investments in Southwest Securities Group, Inc. totaling approximately $76,000 and $50,000, respectively.

     During the years ended December 31, 2000 and 1999, the Plan's investments, including those bought, sold and held during the year, appreciated (depreciated) in value as follows:

                                                2000                 1999
                                          ----------------     ----------------

          Common stock                    $     (4,708,288)           9,656,237
          Government securities                 (1,834,503)            (156,749)
          Mutual funds                          (1,769,969)           1,297,568
          Corporate bonds and debentures          (118,058)            (102,895)
          Preferred stock                           (7,719)              (1,738)
          Other                                    (28,919)                  --
                                          ----------------     ----------------
                                          $     (8,467,456)          10,692,423
                                          ================     ================


                                                                     (Continued)

                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

                         Notes to Financial Statements

                          December 31, 2000 and 1999

     Included in net appreciation in common stock is appreciation (depreciation) on investments in Southwest Securities Group, Inc. of approximately ($98,745) and $2,700,000 for the years ended December 31, 2000 and 1999, respectively.

(5)  Notes Receivable from Participants

     As allowed by the Plan, loans have been made to numerous participants. Loans are limited to a maximum term of five years except when the loan is used to acquire the principal residence of the participant. Loan amounts are limited to 50% of the respective participant's nonforfeitable accrued benefit at the time of the loan less the highest outstanding loan balance over the previous 12 months up to a maximum total of $50,000. Interest rates range from 8% to 9% at December 31, 2000.

(6)  Tax Status

     The Company has modeled its Plan on a prototype plan for which a favorable tax determination letter has been received from the Internal Revenue Service. The Plan has not applied for a determination letter. The Plan Administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, the Plan was qualified and the related trust was tax-exempt as of the financial statement date.

(7)  Plan Termination

     Although it has not expressed any intent to do so, the Company may terminate the Plan at any time subject to the provisions of ERISA. In the event of a Plan termination, the rights of each participant to the amount in his or her account on the date of such termination shall be fully vested and nonforfeitable.

                                                                        Schedule


                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000

              Identity of issue, borrower, lessor or similar party                   Number of
             and description of investment including maturity date,                shares, units         Current
               rate of interest, collateral, par or maturity value                 or par value           value
-----------------------------------------------------------------------         ------------------   ----------------
Common Stock

    AT&T Corp. Frmly American Tel & Teleg Co                                                9,356    $       161,388
    ATI Technologies                                                                          600              3,450
    AASTROM Biosciences Inc.                                                                1,000                875
    Abbott Laboratories                                                                       420             20,344
    Absolute Future Com                                                                     1,800                506
    Access Pwr Inc.                                                                           425                 38
    Accrue Software Inc.                                                                       30                 75
    Ace Cash Express Inc.                                                                   1,612             17,430
    Active Power Inc.                                                                         100              2,194
    Actv Inc.                                                                                 300              1,275
    Adaptec                                                                                   200              2,050
    Adv Fibre Commun Inc.                                                                     600             10,838
    Advance Paradigm Inc.                                                                     300             13,650
    Advanced Materls Grp Inc.                                                                  25                 12
    Advanced Micro Devices                                                                    940             12,984
    Advanced Radio Telecom                                                                 20,000             20,626
    Advent Software Inc.                                                                      300             12,019
    Aetna Inc. New                                                                            100              4,106
    Aetrium Inc. New                                                                          900              2,475
    Affinity Tech Group                                                                       200                 25
    Affymetrix Inc.                                                                            66              4,913
    AGCO Corp.                                                                              1,400             16,975
    Agency.com LTD                                                                          1,000              3,875
    Agilent Technologies Inc.                                                                 200             10,950
    Airborne Inc.                                                                             500              4,875
    AKZO Nobel N Vspons ADR                                                                   143              7,615
    Aladdin Intl Inc. MINN                                                                  1,103                 --
    Albertsons Inc.                                                                           820             21,730
    All Amern Semiconductor                                                                 2,500             22,500
    Allaire Corp.                                                                             100                503
    Allegiance Telecom Inc.                                                                   187              4,164
    Allegiant BanCorp. Inc.                                                                   559              4,996
    Allete                                                                                    200              4,963
    Alliance Fiber Optic Prods Inc.                                                         1,000              6,000
    Allied Devices Corp.                                                                    2,000              4,875
    Allied Riser Commun                                                                       400                813
    Allied Waste Inds. Inc.                                                                   250              3,641
    Allis Chalmers Corp.                                                                        3                  4
    Allstate Corp.                                                                          1,184             51,578
    AM PAC International                                                                    2,000                 60
    Amazon.com                                                                              1,710             26,612
    AMBanc Holding Co                                                                       1,200             19,650
    AMC Entertainment Inc.                                                                    100                400
    Amer Biogen Science CL A                                                                2,735              1,880

                                                                     (Continued)

                                                                        Schedule

                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                              December 31, 2000


              Identity of issue, borrower, lessor or similar party                   Number of
             and description of investment including maturity date,                shares, units         Current
               rate of interest, collateral, par or maturity value                 or par value           value
------------------------------------------------------------------------        ------------------   ----------------
    America Online                                                                          8,073    $       280,940
    American Commun Enterprises                                                             1,000                105
    American Express Co.                                                                      160              8,790
    American General Corp.                                                                    750             61,125
    American Home Products                                                                    900             57,195
    American International Group                                                              150             14,784
    American INTL Pete Corp. NEW                                                          203,500             25,438
    American Pad & Paper Co.                                                                1,825                  4
    American Skiing Corp.                                                                   1,000              1,438
    American Software CL A                                                                    150                206
    American STS WTR Co.                                                                      200              7,375
    American Telesource INTL                                                                4,500              1,688
    American Wagering                                                                       1,000                344
    American WTR wks American Water Works Inc..                                             1,000             29,375
    Ameripath Inc.                                                                            400             10,000
    Ameriquest Tech Inc.                                                                      200                 36
    Ameritrade HLDG CP CL A                                                                   420              2,940
    Amern Diversified GRP Inc.                                                             61,000              4,575
    AMGEN Incorporated                                                                        257             16,432
    AMKOR Technology Inc.                                                                     300              4,655
    Ampex Corp. CL A                                                                        3,125              1,172
    AMR Corp.                                                                                  10                392
    Amresco Inc. NEW                                                                        1,055              1,517
    Amtech Sys Inc. NEW                                                                       100                800
    Amtrust Capital Corp.                                                                     225              1,114
    Anglogold Ltd                                                                           2,750             41,078
    Anheuser Busch Co Inc.                                                                    500             22,750
    Apple Computer Inc.                                                                     1,270             18,891
    Applera Celera Genomics                                                                    50              1,806
    Applied Digital Solutions                                                                 375                258
    Applied Materials Inc.                                                                  1,000             38,188
    Applied Signal Technology Inc.                                                            100                509
    Apponline.com Inc.                                                                         32                 --
    Aqua Vie Beverage CP                                                                    2,300                552
    ARC Wireless Solutions Inc.                                                             1,000                250
    ARCH Wireless                                                                              75                 47
    Archer Daniels Midland Corp.                                                              210              3,150
    Arm HLDGS PLC ADR                                                                          25                564
    Arrow Magnolia International                                                              532                964
    Ask Jeeves Inc.                                                                            50                122
    Aspect Communications Corp.                                                               350              2,816
    Astrazeneca Plc                                                                           166              8,549
    AT&T Wireless                                                                             150              2,597
    At Home Corp. Cl A                                                                        730              4,038
    Atmel Corp.                                                                             1,000             11,625

                                                                     (Continued)

                                                                        Schedule


                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000


              Identity of issue, borrower, lessor or similar party                   Number of
             and description of investment including maturity date,                shares, units         Current
               rate of interest, collateral, par or maturity value                 or par value           value
------------------------------------------------------------------------       -------------------   ----------------
    Atwood Oceanics Inc.                                                                      200    $         8,762
    Aurora Bulb Corp.                                                                          20                 --
    Auspex Sys Inc.                                                                           400              2,800
    Autoco.com Inc.                                                                           300                 15
    Autodesk                                                                                1,000             26,938
    Autolend Group                                                                            400                 25
    Avanir Pharmaceuticals                                                                    125                641
    Avaya Inc.                                                                                350              3,609
    Avenue Entmt Group Inc.                                                                   100                 22
    Axs One Inc.                                                                              150                103
    B E Aerospace Inc.                                                                        300              4,800
    BMC Software Inc.                                                                       6,100             85,400
    BP Prudhoe Bay RTY TR                                                                   1,500             18,563
    BUM Inl Inc.                                                                               20                 --
    Backweb Technologies Ltd                                                                  100                675
    Baker Hughes Inc.                                                                         300             12,469
    Baker J. Inc.                                                                           2,000              9,000
    Ballard Power Systems F                                                                    50              3,158
    Baltimore Tech PLC ADR                                                                    200              1,975
    Bangor Hydro Elec Co.                                                                     800             20,550
    Bank of America Corp.                                                                   1,188             54,500
    Banyan Corp. Oregon New                                                                   300                 12
    Bargo Energy Co.                                                                       10,000              7,500
    Barnesandnoble.com                                                                      1,375              1,805
    Baxter International                                                                      100              8,831
    Bay State Bancorp. Inc.                                                                 1,150             32,344
    Be Free Inc.                                                                            1,000              2,188
    Bear Stearns Inc.                                                                         491             24,888
    Bed Bath and Beyond                                                                     1,000             22,375
    Bellsouth Corp.                                                                           225              9,211
    Bellwether Explor                                                                       1,000              8,500
    Belo A H Corp.                                                                            200              3,200
    Bema Gold Corp.                                                                           500                125
    Ben Ezra Weinstein                                                                         83                  1
    Benton Oil & Gas                                                                        2,000              3,125
    Benz Energy Inc.                                                                        3,000                 20
    Berkshire Hathaway                                                                          1              2,354
    Best Buy Inc.                                                                             100              2,956
    Beyond.com Corp.                                                                        2,700                422
    Bico Inc.                                                                               1,000                 49
    Biomira Inc.                                                                            3,480             18,705
    Bionova HLDG Corp.                                                                        100                150
    Blockbuster Inc.                                                                           20                169
    Blue Dolphin Energy                                                                       500              1,500
    Blue Martini Software Inc.                                                                 50                663

                                                                     (Continued)

                                                                        Schedule


                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000

              Identity of issue, borrower, lessor or similar party                   Number of
             and description of investment including maturity date,                shares, units         Current
               rate of interest, collateral, par or maturity value                 or par value           value
-----------------------------------------------------------------------         ------------------   ----------------
    Boeing Co.                                                                                200    $        13,200
    Bombay Company Inc.                                                                       300                581
    Books A Million                                                                           500                688
    Boots & Coots/Intl Well                                                                 5,400              2,363
    Borg Warner Inc.                                                                           85              3,400
    Boston Chicken Inc.                                                                     1,200                  5
    Bouyuges Offshre SA ADR                                                                   100              2,294
    Boyd Gaming Corp.                                                                       2,000              6,875
    Brandera.com Inc.                                                                         200                 38
    Brass Eagle Inc.                                                                          400              3,050
    Breakaway Solutions Inc.                                                                  300                263
    Brinker Intl'                                                                             400             16,900
    Bristol Myers Squibb                                                                    2,508            185,435
    Broadcom Corp. Cl A                                                                        10                840
    Brocade Communs Sys Inc.                                                                   20              1,836
    Brooktrout Inc.                                                                            30                284
    Butler Natl Corp.                                                                      25,000              2,250
    Buy Com Inc.                                                                              367                241
    B2B Internet Holdrs TR                                                                    100              1,781
    CEC Entertainment Inc.                                                                    100              3,413
    CFI Mortgage Inc.                                                                       5,000              1,200
    CFS International Inc.                                                                  1,000                140
    CMGI Inc.                                                                               2,271             12,704
    Cp Pokphand Co. LTD                                                                     1,000                 15
    CT Holdings Inc.                                                                        6,015              1,692
    C-Cube Microsystems Inc. New                                                              300              3,694
    CA Water Service Group                                                                    500             13,500
    Cabletron Sys Inc.                                                                        275              4,142
    Cadema Corp.                                                                            2,000                 54
    Cadence Design                                                                            297              8,168
    Cal Fed Bank                                                                              184                115
    California Federal Bank                                                                   184                357
    Calton Inc. New                                                                           380              1,330
    Camelot Corp.                                                                             125                  1
    Canadian 88 Energy Corp.                                                                5,000             13,500
    Canarc Resource Corp.                                                                     571                 65
    Candies Inc.                                                                              500                406
    Canyon Resources CP New                                                                   500                500
    Capital One Financial                                                                   1,500             98,719
    Capstone Turbine Corp.                                                                    200              5,600
    Carematrix Corp. NEW                                                                       25                  5
    Carrizo Oil & Gas                                                                         500              4,563
    Carver BanCorp.                                                                         2,725             26,569
    Caterpillar Inc.                                                                          300             14,194
    Cavalier Homes Inc.                                                                    26,968             23,597

                                                                     (Continued)

                                                                        Schedule


                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000


         Identity of issue, borrower, lessor or similar party                        Number of
        and description of investment including maturity date,                     shares, units          Current
          rate of interest, collateral, par or maturity value                       or par value           value
-----------------------------------------------------------------------           ----------------   ----------------
    CD Warehouse                                                                            3,650    $         1,483
    Cel-Sci Corp.                                                                              50                 75
    Cell Robotics Intl                                                                      5,000              2,500
    Cellstar Corp.                                                                         15,600             22,425
    Celsion Corp.                                                                           4,600              4,600
    Cendant Corp.                                                                             400              3,850
    Charter Communications                                                                    180              4,084
    Chase Manhattan Corp.                                                                     225             10,223
    Check Pt Software tech                                                                    100             13,356
    Chesapeake Energy Corp.                                                                   300              3,038
    Chevron Corp.                                                                             320             27,020
    Chicos Fas Inc.                                                                           300              6,263
    Childrobics Inc.                                                                        1,000                 10
    China Unicom LTD ADR                                                                      100              1,475
    Chinadotcom Corp.                                                                       2,000              9,000
    Chiron Corp.                                                                            1,000             44,500
    Chromavision Med Systems                                                                1,200              3,150
    Chronimed Inc.                                                                          1,700             20,613
    Church & Dwight Co Inc.                                                                   200              4,450
    Ciena Corp.                                                                               140             11,375
    Cierra Pacific Ventures                                                                   100                 17
    Cima Labs Inc.                                                                         10,760            700,073
    Cincinnati Microwave                                                                   10,000                 10
    Cisco Systems Inc.                                                                     18,995            726,559
    Citigroup Inc.                                                                          1,660             84,753
    Citizens Communications                                                                 2,000             26,250
    Citrix Systems                                                                            895             20,138
    CKE Restaurants                                                                         1,500              4,125
    Clear Channel Commun                                                                      423             20,489
    Clearworks.net                                                                            100                131
    CML Group Inc.                                                                            950                  3
    CMS Energy Corp.                                                                          948             30,040
    CNET Networks Inc.                                                                        130              2,080
    Coca Cola Company                                                                       1,181             71,967
    Coeur D Alene Mines CP                                                                 12,400             11,625
    Coho Energy Inc.New                                                                         8                 26
    Columbia FINL KY Inc.                                                                     300              2,344
    Comanche Energy Inc.                                                                    2,000                280
    ComDial Corp.                                                                             200                206
    Commerical Metals Co.                                                                     500             11,125
    Commscope Inc.                                                                            100              1,656
    Communication Intelligence Corp.                                                        1,500              1,547
    Compaq Computer Corp.                                                                   8,951            134,714
    Comparator Systems Corp.                                                                2,200                  2
    Compass Data Sys                                                                            9                 --

                                                                     (Continued)

                                                                        Schedule


                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000

         Identity of issue, borrower, lessor or similar party                        Number of
        and description of investment including maturity date,                     shares, units          Current
          rate of interest, collateral, par or maturity value                       or par value           value
--------------------------------------------------------------------          --------------------   ----------------
    Compusonics Video                                                                       2,000    $            36
    Computer Assoc Intl                                                                     2,534             49,413
    Computer Network Tech                                                                      35              1,008
    Compuware                                                                                 400              2,500
    Com21 Inc.                                                                              1,000              4,688
    Conagra Foods Inc.                                                                      1,300             33,800
    Conexant Systems Inc.                                                                     300              4,613
    Conoco Inc.                                                                               120              3,473
    Conseco                                                                                   100              1,325
    Consolidated Eco-systems                                                                4,300                  4
    Constellation Energy Inc.                                                               1,400             63,088
    Consygen Inc.                                                                          73,500              8,085
    Continental Energy CP                                                                   5,000              1,405
    Contl Investment Corp.                                                                    100                 28
    Coram Healthcare Corp.                                                                    400                172
    Corel Corp.                                                                             2,865              4,566
    Corning Inc.                                                                            1,160             61,263
    Corsair Commun Inc.                                                                       200              1,425
    Craftmade INTL                                                                          2,250             15,891
    Cray Inc.                                                                               1,000              1,500
    Crescent Oper Inc.                                                                      1,200                750
    Crescent Real Est.                                                                        750             16,688
    Customer Sports Inc.                                                                    4,000                 60
    Cyber Care Inc.                                                                           500              1,063
    Cygne Designs Inc.                                                                      1,000                280
    Cyntech Technologies Inc.                                                                 302                 60
    Cypress Biosciences Inc.                                                                3,000              1,781
    Cypress Semiconductor Corp.                                                                40                788
    Cysive Inc.                                                                               130                536
    Daimlerchrysler AG                                                                        124              5,109
    Dain Rauscher Corp.                                                                         7                666
    Dallas Semiconductor CP                                                                 1,400             35,875
    Danaher Corp. Del                                                                         200             13,675
    Data Broadcasting Corp.                                                                   150                525
    Data Race Inc.                                                                          2,100              1,575
    Data Return Corp.                                                                         673              2,524
    Dave & Buster's Inc.                                                                    1,000             11,000
    Dawcin Intl Corp.                                                                          12                 --
    Dayton Mining Corp.                                                                       200                 25
    Deere & Co.                                                                                10                461
    Del Global Technologies Corp.                                                           1,000              2,000
    Dell Computer Corp.                                                                    40,411            704,667
    Denbury Res Inc.                                                                        2,000             22,000
    Developed Technology NEW                                                                  134                232
    Digital Courier Techs                                                                     200                 75

                                                                     (Continued)

                                                                        Schedule


                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000

         Identity of issue, borrower, lessor or similar party                        Number of
        and description of investment including maturity date,                     shares, units          Current
          rate of interest, collateral, par or maturity value                       or par value           value
-----------------------------------------------------------------------           ----------------   ----------------
    Digital Impact Inc.                                                                     3,000    $         7,031
    Dionex Corp.                                                                              800             27,600
    Diversinet                                                                                 32                 72
    Devine Interventures                                                                      100                156
    Docucorp.                                                                               1,620              3,240
    Donald Luf Jen DLJDirect                                                                  750              2,813
    Doreal Energy Corp.                                                                     1,000                300
    Dover Downs Entmt                                                                          25                280
    Dow Chem                                                                                  200              7,325
    Dragon Eviro                                                                           10,000                 40
    DSL.NET Inc.                                                                              350                186
    Du Pont EIDE Nemours & Co                                                                 369             17,827
    Dualstar Tech                                                                             200                 56
    Duke Energy                                                                               200             17,050
    Durban RDPT DP ADR F                                                                    6,125              4,020
    Dwyer Group Inc.                                                                       12,700             23,813
    E Digital Corp.                                                                         6,000             10,128
    EMC Corp. Mass                                                                          1,792            119,168
    E M C E E Broadcast Prods                                                                 100                 97
    EW Blanch Holding                                                                         500              8,719
    E-stamp Corp.                                                                             200                 38
    E-trade Group                                                                             590              4,351
    Eagle Geophysical                                                                       1,159                  5
    Earth Sciences                                                                          1,250                375
    Earhnet.tv Inc.                                                                           200                 40
    Earthshell Container CP                                                                   100                128
    East Rand Propietary ADR                                                               15,000                 15
    East Tex Finl Svcs                                                                        300              2,550
    Ebay Inc.                                                                                 114              3,762
    Ebix.com Inc.                                                                             600                281
    Echelon Corp.                                                                           2,840             45,618
    Ecom Ecom Com Inc.                                                                        550                 55
    Econnect                                                                                4,516              1,400
    Edison International                                                                      100              1,563
    Educational Development Corp.                                                             100                300
    Edulink                                                                                 4,000                 92
    Edwards Lifesciences                                                                    6,530            115,908
    EEX Corp.                                                                              20,000             97,500
    EFC BanCorp.                                                                              300              3,113
    Efficient Networks Inc.                                                                   100              1,425
    Egghead.com                                                                               100                 59
    El Paso Electric                                                                       10,670            140,844
    Elan Corp.                                                                                266             12,452
    Electronic Data Sys Corp.                                                                   5                294
    Electrosource Inc.                                                                      1,500              1,359

                                                                     (Continued)

                                                                        Schedule


                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000

          Identity of issue, borrower, lessor or similar party                       Number of
         and description of investment including maturity date,                    shares, units         Current
           rate of interest, collateral, par or maturity value                      or par value          value
------------------------------------------------------------------------       -------------------   ----------------
    ELXSI Corp.                                                                               800    $         7,400
    Empire Federal CanCorp.                                                                 2,600             31,200
    Emulex Corp. New                                                                          600             47,963
    Encore Wire Corp.                                                                     195,195          1,134,571
    Enter Tech Corp.                                                                          500                 40
    Entrust                                                                                   112              1,456
    Enviro Safeguard Inc.                                                                   1,000                156
    Environmental Constr Prods                                                                900                 99
    Environmental Tech USA                                                                  1,000                  1
    Envirotech Sys Inc.                                                                       400                  4
    Eprise Corp.                                                                           30,000             54,375
    Equidyne Corp.                                                                          1,300              4,794
    Ericsson Tel ADR NEW                                                                    2,190             24,501
    Etoys Inc.                                                                              1,200                225
    Euro DIS Frch Exp                                                                       1,000                 10
    Evolve One                                                                             10,500                357
    Ewrx Internet Sys Inc.                                                                    800                 56
    Excelon Corp.                                                                           2,700              4,050
    Exco Resources Inc.                                                                     1,500             23,438
    Exodus Commun Inc.                                                                        140              2,800
    Exploration Co. NEW                                                                     5,200             15,275
    Extreme Networks Inc.                                                                     200              7,825
    Exxon Mobil Corp.                                                                       1,480            128,668
    FVNB Corp.                                                                                404             14,090
    FX Energy                                                                                 200                713
    Fannie Mae                                                                                200             17,350
    Fedex Corp.                                                                               500             19,980
    First Banks America Inc.                                                                1,146             20,198
    First Fidelity Accept Cp                                                               30,000                 27
    First Securityfed FINL Inc.                                                               600              8,925
    First Un Corp.                                                                            546             15,186
    First Energy Corp.                                                                        157              4,955
    FirstFed Amern BanCorp.                                                                   400              6,400
    FirstPlus Finl Group Inc.                                                               5,000                425
    FlexCel Intl Inc.                                                                      20,000                 20
    Flex Intl Software Inc.                                                                 1,000                110
    Fonix Corp.                                                                             5,600              1,708
    Ford Motor Company                                                                      2,342             54,882
    Forecross Corp.                                                                           300                 75
    Fortune FINL Sys Inc.                                                                     675                  1
    Fossil Inc.                                                                               697             10,096
    Foundry Networks Inc.                                                                     275              4,125
    Fox Entertainment                                                                          50                894
    Fresh Del Monte Produce                                                                   300              1,350
    Friendly Ice Cream Corp.                                                                3,100              6,394

                                                                     (Continued)

                                                                        Schedule


                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000

           Identity of issue, borrower, lessor or similar party                      Number of
          and description of investment including maturity date,                   shares, units         Current
            rate of interest, collateral, par or maturity value                    or par value           value
--------------------------------------------------------------------------      ------------------   ----------------
    Frontline Capital Group                                                                   200    $         2,659
    Frozen Food Express Industries                                                            300                591
    Furniture Brands Intl                                                                     200              4,213
    Furrs Bishops Inc.                                                                        833                 --
    Furrs Restaurant Group                                                                      5                  7
    Futuremedia                                                                             1,300                244
    F5 Networks Inc.                                                                          100                950
    GSI Lumonics Inc.                                                                         100                800
    Gandalf Technologies Inc.                                                              19,000                 --
    Gap Inc.                                                                               10,150            258,825
    Garden Fresh Restaurant Corp.                                                             500              3,094
    Garteway Inc.                                                                             250              4,498
    Gehl Co.                                                                                  100              1,375
    Gemini Energy Corp.                                                                         1                  1
    Genentech Inc.                                                                            125             10,188
    General Electric Co.                                                                    6,037            289,384
    General Magic Inc.                                                                      4,650              6,539
    General MLS Inc.                                                                           50              2,228
    General Motors Corp.                                                                       51              2,588
    Genetronics Biomedical Ltd                                                                200                188
    Geneva Steel Co. Cl A                                                                      50                 12
    Genicom Corp.                                                                             100                  1
    Genl Employment Entr Inc.                                                               1,000              2,563
    Gentner Communications                                                                  1,000             11,750
    Genuity Inc.                                                                               60                304
    Genzyme Corp.                                                                             500             44,969
    Genzyme Corp. Biosurgery                                                                  523              4,544
    Genzyem Molec Oncology                                                                    200              1,838
    Genzyme Transgenics Corp.                                                                 100              1,431
    Georesources Inc.                                                                       1,000              2,031
    Geotec Thermal Generators                                                                 200                190
    Geoworks Corp.                                                                          1,600              4,700
    Geron Corp.                                                                               100              1,544
    Giant Inds Inc.                                                                         2,900             21,206
    Gillette Co.                                                                              410             14,811
    Glaxo Wellcome PLC                                                                        100              5,600
    Global Crossing Ltd                                                                     4,120             58,549
    Global Link Tech Inc.                                                                   2,000                 40
    Global Marine Inc.                                                                         35                993
    Global Technovations Inc.                                                               1,000                625
    Global Telesystems GP                                                                   7,000              5,688
    Global Thermoelectric Inc.                                                                100              1,303
    Globalmedia.com                                                                         2,000                125
    Globalscape Inc.                                                                           30                 --
    Globalstar Telecom Ord                                                                  3,130              2,837

                                                                     (Continued)

                                                                        Schedule


                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000


          Identity of issue, borrower, lessor or similar party                      Number of
         and description of investment including maturity date,                   shares, units          Current
           rate of interest, collateral, par or maturity value                     or par value           value
-------------------------------------------------------------------------      -------------------   ----------------
    Globespan Inc.                                                                            145    $          3,988
    Go Online Networks                                                                        100                  7
    GoAmerica Inc.                                                                          5,000             26,875
    Gold Fields Ltd New                                                                     5,000             17,500
    Gold King Cons Inc.                                                                        26                 --
    Golden Books Family                                                                         3                  2
    Golden State BanCorp. Inc.                                                              1,500              1,781
    Golden Star Res Ltd CDA                                                                10,000              3,750
    Golden State BanCorp., Inc.                                                             1,000             31,438
    Goldman Sachs Group Inc.                                                                  200             21,388
    Goldstar Entertainment                                                                     20                 --
    Goodyear Tire and Rubber                                                                  100              2,299
    Goran Capital Inc.                                                                        400                138
    Goto.Com Inc.                                                                             540              3,949
    Grand Adventures Tour and Travel                                                          550                344
    Grand toys Intl Inc.                                                                      100                 31
    Grandetel Technologies Inc.                                                            18,000              1,350
    Great American BanCorp.                                                                 1,000             13,500
    Greater Bay Casino DEL                                                                      8                 --
    Green Mount Pwr Corp.                                                                     500              6,250
    Greka Energy Corp.                                                                        205              2,768
    Grey Wolf Inc.                                                                          2,000             11,750
    Grupo Elektra SA GDR                                                                    1,000              8,250
    Grupo Indus Durango ADR                                                                 1,050              6,169
    Grupo Iusacell SA ADR VF                                                                2,500             24,375
    Grupo Mex SR L SPON ADR                                                                 1,100                 33
    Grupo Radio Centro ADR                                                                    600              4,725
    Grupo Sidek SP ADR                                                                      3,000                 30
    Grupo Simec SA                                                                          1,000              2,000
    Grupo Televisa Sa                                                                         200              8,988
    Grupo Tribasa                                                                              92                 40
    Guinness Telli-Phone Corp.                                                              1,000                180
    Gulf CDA Res Ltd                                                                       10,000             50,625
    HCB Bancshares Inc.                                                                     2,490             20,854
    Haber Inc.                                                                             15,000                450
    Halliburton Co                                                                            400             14,500
    Hallwood Group Inc.                                                                       289              1,120
    Handspring Inc.                                                                           115              4,478
    Harken Energy Corp. NEW                                                                 1,738              5,866
    Harmonic Inc.                                                                             211              1,200
    Harmony Gold Mining                                                                    20,000             93,750
    Harolds Stores Inc.                                                                     1,219              1,829
    Harvard Scientific Corp.                                                                  110                 14
    Harvey Entertainment                                                                    5,190                973
    Hasbro                                                                                    140              1,488

                                                                     (Continued)

                                                                        Schedule

                             SOUTHWEST SECURITIES GROUP
                             401(K) PROFIT SHARING PLAN

           Schedule of Assets Held for Investment Purposes at End of Year

                                  December 31, 2000

   Identity of issue, borrower, lessor or similar party              Number of
   and description of investment including maturity date,          shares, units      Current
   rate of interest, collateral, par or maturity value             or par value        value
----------------------------------------------------------------  --------------   ------------
       HCA Healthcare                                                     500       $   22,005
       Healthcare.com Corp.                                             1,000            1,500
       Heartland Wireless                                                  46                1
       Hearx Ltd                                                       14,300           19,663
       Helen Of Troy Corp.                                                200              975
       Henley Healthcare Inc.                                           1,000              219
       Hercules Inc.                                                      100            1,906
       Heritage Concepts Intl                                          11,000            1,320
       Heroes Inc.                                                         85               32
       Hewlett-Packard Co.                                                550           17,359
       Highwood Resources                                               1,000              188
       Hilton Hotels                                                      850            8,925
       Hollywood Casino                                                    50              463
       Hollywood Trenz Inc.                                             5,000                5
       Home Depot                                                       7,858          359,020
       Homebase Inc.                                                      200              200
       Homestake Mining                                                 7,000           29,313
       Honda Motor                                                        100            7,388
       Horn Silver Mines                                                  300                4
       Household Intl                                                     275           15,125
       Hudson United BanCorp.                                             237            4,962
       Human Genome Sciences                                              300           20,794
       Hyal Pharmaceutical Corp.                                          300               18
       Hydrogiene Corp.                                                 1,000               25
       Hyseq Inc.                                                         500            7,188
       ICH Corp.                                                        2,500           11,875
       I-Stat Corp.                                                       200            5,288
       ICOS Corp.                                                          20            1,039
       Idexx Labs Inc.                                                    800           17,600
       Igen Intl                                                          100            1,231
       ILEX Oncology Inc.                                               1,000           26,313
       Illinois Superconductor Corp.                                      200              281
       Image Sensing Sys Inc.                                           2,640           11,055
       Imaging Diagnostic Sys                                             200              176
       Imaging Technologies Corp.                                      76,700            3,988
       Imagyn Medical Technologies                                      1,200               --
       Imatron Inc.                                                       500              688
       Immersion Corp.                                                    100              752
       Immume Response Corp.                                              235              617
       Immunex Corp. NEW                                                  100            4,063
       Imperial Chem Inds                                                 100            3,369
       Imperial Sugar Co.                                                 500              406
       IMR Global Corp.                                                 1,000            5,375
       Inc.yte Genomics Inc.                                               44            1,095
       Indo-Pacific Energy Ltd                                          2,000              125

                                                                     (Continued)

                                                                        Schedule

                             SOUTHWEST SECURITIES GROUP
                             401(K) PROFIT SHARING PLAN

           Schedule of Assets Held for Investment Purposes at End of Year

                                  December 31, 2000


          Identity of issue, borrower, lessor or similar party       Number of
         and description of investment including maturity date,    shares, units      Current
           rate of interest, collateral, par or maturity value     or par value        value
--------------------------------------------------------------    --------------    -----------
       Inet Technologies Inc.                                           600          $  24,300
       Inetvisionz.com                                                1,000                150
       INFE.com Inc.                                                  1,500                188
       Info Architects Corp.                                             80                145
       InfoNow Corp.                                                  2,500              3,516
       Informix Corp.                                                 7,165             21,271
       Infospace Inc.                                                   230              2,034
       Infotopia Inc.                                                   400                 76
       Ingenuus Corp.                                                 5,725              1,610
       Innovative Gaming                                              3,300              1,753
       Innovo Group Inc.                                                500                344
       Inprise Corp.                                                     81                448
       Int Thoughts Inc.                                                  8                 --
       Intasys Corp.                                                 85,330             34,670
       Integra Lifesciences Hldgs                                        50                681
       Integrated Device Tech                                         1,500             49,688
       Integrated Health Services                                     1,000                 50
       Integrated Info Sys Inc.                                         500                328
       Intel Corp.                                                   36,652          1,101,859
       Intelect Communications Inc.                                     500                188
       Interdigital Comm Corp.                                          400              2,163
       Interland Inc.                                                   100                350
       Intermagnetics Gen Inc.                                          106              1,776
       International Game Technology                                    500             24,000
       International Paper Co.                                          500             20,406
       Internatinal Rectifier Corp.                                     140              4,200
       Internet America Inc.                                            800                500
       Internet Capital Group                                           500              1,641
       Internet Comm and Communs                                        300                113
       Internet Law Library                                             500                 90
       Interstate Hotels                                                 13                 22
       Intertan Inc.                                                    300              3,488
       Intertrust Technologies                                          700              2,363
       Intervoice-Brite Inc.                                          1,000              7,250
       Intl Business Machines                                         4,228            359,382
       Intl Electronics                                              15,000             29,532
       Intl Isotopes Inc.                                               500                 78
       Intl Meta Systems                                                200                 --
       Intranet Solutions Inc.                                          400             20,400
       Intrusion.com                                                  2,000              9,500
       Iomega Corp.                                                     500              1,675
       Iridium World Communications                                      50                 15
       ISIS Pharmaceuticals                                             500              5,313
       Isolyser Inc.                                                  1,000              1,000
       Ivax Corp.                                                       150              5,745

                                                                     (Continued)

                                                                        Schedule


                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000

                Identity of issue, borrower, lessor or similar party                 Number of
               and description of investment including maturity date,              shares, units         Current
                 rate of interest, collateral, par or maturity value               or par value           value
----------------------------------------------------------------------------    ------------------   ----------------
    Ivillage Inc.                                                                              30    $            32
    I2 Technologies Inc.                                                                      860             46,763
    Jabil Circuit Inc.                                                                      1,000             25,375
    Jakks Pacific                                                                             200              1,825
    JDS Uniphase Corp.                                                                        699             29,140
    Jenanet.com                                                                             2,000              4,800
    Johns Manville Corp.                                                                    3,100             40,106
    Johnson and Johnson                                                                       150             15,759
    Jore Corp.                                                                                400              1,850
    Just for Feet Inc.                                                                        600                  2
    JVWeb Inc.                                                                                  6                  1
    K Mart Corp.                                                                            2,900             15,406
    Kana Communications Inc.                                                                  301              3,462
    Kanakaris Wireless                                                                      6,900              1,380
    Kaneb Services                                                                         20,000            117,500
    KCS Energy Inc.                                                                         3,000             12,188
    Keravision Inc.                                                                         5,000              1,719
    Key Energy Group Inc.                                                                       3                 31
    Knight Trading group                                                                    8,852            120,125
    Koala Corp.                                                                               200              1,700
    Koninkljke Ahold                                                                            3                 98
    LTV Corp.                                                                                 632                217
    Labranche And Co.                                                                         250              7,641
    Lakes Gaming Inc.                                                                          78                731
    Lam Resh Corp.                                                                            400              5,800
    Landmark Bancshares Inc.                                                                  200              3,500
    Languageware Net Co.                                                                    1,000                120
    Lanoptics Ltd                                                                             150              1,444
    Largo Vista Group Ltd                                                                   1,000                240
    Las Vegas Entmt Network                                                                 1,000                 16
    Laser Technology Inc.                                                                   1,000                875
    Learn2.com                                                                             32,260             13,107
    Leather Factory Inc.                                                                      100                100
    Legend Holdings                                                                         1,000             12,564
    Leggett & Platt                                                                           200              3,788
    Lernout & Hauspie Speech Ord                                                            1,000                730
    Level 3 Communications                                                                  1,050             34,453
    Lefecore Biomedical Inc.                                                                  250              1,156
    Light Management GP                                                                       200                319
    Lilly Eli & Co.                                                                           800             74,450
    Lindsay MFG                                                                               605             13,688
    LJ INTL Inc.                                                                            1,000              1,656
    Lockheed Martin Corp.                                                                     300             10,185
    Loewen Group                                                                            1,000                 31
    Loral Space & Communication Ltd                                                         1,240              3,953

                                                                     (Continued)

                                                                        Schedule


                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000

              Identity of issue, borrower, lessor or similar party                  Number of
             and description of investment including maturity date,               shares, units          Current
               rate of interest, collateral, par or maturity value                 or par value           value
------------------------------------------------------------------------     ---------------------   ----------------
    Louisiana Pacific Corp.                                                                   500    $         5,063
    LSI Logic Corp.                                                                           615             10,510
    LTC Healthcare Inc.                                                                         4                  5
    Lubys Inc.                                                                              1,300              7,800
    Lucent Technologies Inc.                                                               19,077            257,541
    LVMG Moet Hennessy Sponsored ADR                                                          110              1,437
    MB Software Corp.                                                                       5,000                750
    MFN Finanacial Corp.                                                                       29                131
    MFN Finl SerA                                                                              34                  2
    MFN Finl SerB                                                                              34                 --
    MFN Finl SerC                                                                              34                 --
    MPTV Inc.                                                                              27,500                550
    Macrochem Corp. Del                                                                     2,100              5,381
    Magnum Sports And Entertainment                                                           200                200
    Mail-Well Inc.                                                                            600              2,588
    Mandalay Resort Group                                                                     225              4,936
    Marchfirst Inc.                                                                           500                750
    Marimba Inc.                                                                               72                324
    Marketing Services Group Inc.                                                             140                166
    Martha Stewart Lvng                                                                       200              4,013
    Marvel Enterprises                                                                     35,115             50,478
    Mastec Inc.                                                                               100              2,000
    Matrixone Inc.                                                                            585             10,640
    Mattel Inc.                                                                               500              7,220
    Max Internet Comm Inc.                                                                 22,550              1,015
    Maytag Corp.                                                                              300              9,694
    MBIA Inc.                                                                                 400             29,650
    McCormick & Co.                                                                           600             21,638
    McDonalds Corp.                                                                           500             17,000
    McKesson HBOC Inc.                                                                        100              3,589
    McLeod USA Inc.                                                                           387              5,466
    Mead Corp.                                                                                100              3,138
    Med Design Corp.                                                                          500              7,938
    Medicalogic Inc.                                                                           64                148
    Medisys Technologies Inc.                                                                 150                 48
    Meditech Pharma Inc.                                                                      150                 11
    Medizone Intl Inc.                                                                      1,190                190
    Mentor Corp.                                                                            1,200             23,400
    Merch and Co. Inc.                                                                      1,385            129,671
    Merrill Lynch & Co.                                                                     1,820            124,101
    Metawave Communications                                                                   200              1,825
    Metlife Inc.                                                                              100              3,500
    Metretek Technologies Inc.                                                              5,000              5,000
    Metricom Inc.                                                                             140              1,409
    Metrocall Inc.                                                                          8,384              3,930

                                                                     (Continued)

                                                                        Schedule


                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000

              Identity of issue, borrower, lessor or similar party                   Number of
             and description of investment including maturity date,                shares, units         Current
               rate of interest, collateral, par or maturity value                 or par value           value
------------------------------------------------------------------------------  ------------------   ----------------
    Metromedia Fiber network                                                            100           $   1,013
    Mechaels Stores Inc.                                                                130               3,445
    Micrografx Inc.                                                                     200                 113
    Micromem Technologies Inc.                                                        1,000               1,760
    Micron Technology Inc.                                                              850              30,175
    Micropac Industies Micropac Industries Inc.                                       3,000               4,125
    Microsoft Corp.                                                                  15,270             662,336
    Migratec Inc.                                                                     5,100               1,122
    Millennium Pharmactcls                                                              385              23,822
    Minnesota Mining & Mfg                                                              300              36,150
    Mitcham Industries Inc.                                                           1,300               4,631
    Mitchell Energy & Dev CL A                                                          700              42,875
    Momentum Bus Appl                                                                     2                  21
    Montana Power Company                                                               100               2,075
    Monterey Bay BanCorp. Inc.                                                          375               4,125
    Montgomery finl Corp.                                                             2,500              25,156
    Morgan Keegan Inc.                                                                  100               2,650
    Morgan Stanley Dean Witter                                                       18,000           1,426,500
    Motorola Inc.                                                                     2,425              49,106
    MP3.com                                                                             200                 719
    Myriad Genetics Inc.                                                                100               8,275
    Mystic Financial Inc.                                                             2,800              37,975
    Nabi                                                                              2,000               9,250
    Nathans Famous Inc.                                                                  22                  66
    National Energy Group Inc.                                                          310                 504
    Nationsrent Inc.                                                                  3,300               5,156
    Natl Equipment Services Inc.                                                      5,325               9,984
    Natl Info Consortium Inc.                                                           400                 613
    Natl Semiconductor Corp.                                                            347               6,983
    Natures Sunshine Products                                                           225               1,533
    Navarre Corp.                                                                     3,000               3,281
    Navidec Inc.                                                                        400                 975
    NBC Internet Inc.                                                                31,095             108,833
    Neomedia Technologies Inc.                                                        1,000               3,000
    Neoprobe Corp.                                                                      500                 210
    Neostar Retail Group Inc.                                                           455                   3
    Net Perceptions Inc.                                                                 70                 147
    Netcentives Inc.                                                                    100                 381
    Netiq Corp.                                                                         200              17,475
    Netobjects Inc.                                                                      30                  14
    Netradio Corp.                                                                      500                  94
    Netro Corp.                                                                       1,873              12,994
    Nettron.com                                                                         300                 350
    Network Appliance Inc.                                                              350              22,466
    Network Computing Devices                                                           200                  56

                                                                     (Continued)

                                                                        Schedule


                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000

              Identity of issue, borrower, lessor or similar party                  Number of
             and description of investment including maturity date,               shares, units          Current
               rate of interest, collateral, par or maturity value                or par value            value
-----------------------------------------------------------------------------  -------------------   ----------------
    Network Equipment Tech                                                               100           $    644
    Network Hldgs Intl                                                                10,840                 54
    Network Peripherals                                                                  550              3,541
    Network 1 Securities SLTNS                                                        12,400             41,075
    Networks Associates Inc.                                                             800              3,350
    Netzee Inc.                                                                          911                342
    Netzero Inc.                                                                         300                263
    Net2pone Inc.                                                                        100                738
    New Horizon Kids Quest                                                             1,000                563
    Newsedge Corp.                                                                        75                 68
    Nexell Therapeutics                                                                  175                531
    Nextel Communications                                                                354              8,762
    Nextel Partners Inc.                                                                  29                488
    Nike Inc.                                                                            175              9,767
    Nisource Inc.                                                                         75                206
    Noble Affiliates Inc.                                                                300             13,800
    Nokia Corp.                                                                         1564             68,034
    Nordstrom Inc.                                                                       100              1,819
    Norfolk Southn                                                                       208              2,764
    Nortel Networks                                                                    5,040            161,595
    North Amern Expl Corp.                                                               160                  2
    Northeast Utilities                                                                2,300             55,775
    Northgate Expl Ltd                                                                 2,000                960
    Northpoint Commun                                                                    200                 69
    Novell Inc.                                                                          500              2,609
    NRG Energy Inc.                                                                    4,070            113,197
    NTN Communications Inc.                                                            1,300                813
    Nuoncology Labs                                                                      200                  5
    Nurses Network.com                                                                25,000                300
    Nvidia Corp.                                                                         655             21,461
    NZ Corp.oration                                                                      700              2,100
    OAO Technology Solutions Inc.                                                      2,520              3,071
    Occidental Pete Corp.                                                              1,001             24,279
    Ocean Energy Inc.                                                                    500              8,688
    Officemax Inc.                                                                       600              1,725
    Offshore Logisitcs Inc.                                                            1,500             32,320
    Omega Resh Inc.                                                                      800              1,550
    Omni Doors Inc.                                                                        7                  1
    Omni Energy Svcs Group                                                            21,000             35,438
    Omnisky Corp.oration                                                                  35                291
    ONYX Pharmaceuticals Inc.                                                            760             11,305
    Openwave Systems                                                                      20                959
    Opus360 Corp.                                                                      9,050              2,828
    Oracle Corp.                                                                       5,975            173,648
    Orchid Biosciences Inc.                                                               65                910

                                                                     (Continued)

                                                                        Schedule


                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000

              Identity of issue, borrower, lessor or similar party                   Number of
             and description of investment including maturity date,                shares, units         Current
               rate of interest, collateral, par or maturity value                 or par value           value
-----------------------------------------------------------------------------  -------------------   ----------------
    Orex Minerals Corp.                                                                   750         $       --
    OTR Express Inc.                                                                       30                 15
    PMC Sierra Inc.                                                                        90              7,076
    PAC Centy Cybworks ORD                                                              2,000              1,200
    Pac-West Telecomm Inc.                                                              1,250              4,297
    Paiute Oil & Mining Corp.                                                           2,000                 --
    Palm HBR Homes Inc.                                                                   100              1,575
    Palm Inc.                                                                             754             21,348
    Panja Inc.                                                                            400              1,825
    Papa Johns International                                                              100              2,225
    Paradigm Advanced Tech                                                              1,000                750
    Parallel Pete Corp.                                                                15,000             57,188
    Park Place Entmt Corp.                                                                563              6,721
    Parker Drilling Co.                                                                 1,700              8,606
    Parlux Fragrances Inc.                                                              1,050              1,838
    Pawnbroker.com                                                                      1,450                167
    Payforview.com                                                                      1,500                192
    Payless Cashways Inc.                                                               6,905              6,042
    PBOC Holdings                                                                         200              1,906
    PC Tel Inc.                                                                         1,750             18,813
    PCOrder.com                                                                           375              2,355
    Peapod Inc.                                                                         3,000              2,344
    Pendaries Pete Ltd.                                                                 2,000              8,500
    Penney JC & Co.                                                                       600              6,525
    Peoplesoft Inc.                                                                       100              3,719
    Pepsi-Gemex                                                                           200                875
    Pepsico Inc.                                                                          751             37,209
    Per-Se Technologies                                                                 1,000              3,484
    Peregrine Pharma Inc.                                                              28,500             26,719
    Peregrine Sys Inc.                                                                      2                 40
    Perennial Health Sys                                                               40,000                 40
    Perot Sys Corp.                                                                     6,435             59,122
    Petsmart Inc.                                                                       2,200              6,325
    Pfizer Inc.                                                                           945             43,470
    PFSWeb Inc.                                                                         1,200                900
    Pharmacia Corp.                                                                       202             12,322
    Parmacopeia Inc.                                                                      100              2,181
    Philip Morris Inc.                                                                  3,033            133,442
    Phoenix technologies Ltd.                                                           1,000             13,484
    Physician Computer Network Inc.                                                     6,325                 13
    Pier 1 Imports                                                                        237              2,444
    Pilot Network Services                                                                320                260
    Pinnacle Business Management                                                       71,400              3,213
    Pinnacle Global Group                                                               5,000             21,250
    Pinnacle West Cap                                                                     200              9,525

                                                                     (Continued)

                                                                        Schedule


                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000

              Identity of issue, borrower, lessor or similar party                   Number of
             and description of investment including maturity date,                shares, units         Current
               rate of interest, collateral, par or maturity value                 or par value           value
------------------------------------------------------------------------------  ------------------   ----------------
    Pitney Bowes Inc.                                                                   1,000         $   33,125
    Pixar                                                                                 550             16,500
    Pizza Inn Inc.                                                                        100                188
    Planet America Inc.                                                                   100                 12
    Planet Hollywood International                                                        100                 --
    Play By Play Toys and Novelties                                                    11,000              2,750
    Plug Power Inc.                                                                       210              3,084
    Polaroid Corp.                                                                        200              1,163
    Polo Ralph Lauren Corp.                                                                14                312
    Polycom                                                                               800             25,750
    Portal Software Inc.                                                                  350              2,745
    Potlatch Corp.                                                                        200              6,713
    Power-One Inc.                                                                        200              7,863
    PPT Vision Inc.                                                                     2,000              6,125
    Prandium Inc.                                                                       2,200                121
    Praxair                                                                               600             26,625
    Precision Optics Inc.                                                                 200                475
    Preferred Voice Inc.                                                               11,000             11,110
    Premier Laser System Inc.                                                           5,200                 10
    President Casinos                                                                   1,500                329
    Presstek                                                                              100              1,050
    Priceline.com Inc.                                                                     50                 66
    Pride International Inc.                                                              100              2,463
    Priority Healthcare                                                                   100              4,081
    Procter & Gamble                                                                      327             25,613
    Prodigy Commuications                                                                  20                 30
    Protection One Inc.                                                                 1,000                875
    Proxicom Inc.                                                                       1,800              7,425
    Psinet Inc.                                                                        11,500              8,266
    Pubco Corp.                                                                            30                 21
    Public Service Co. N Mexico                                                         3,400             91,163
    Puma Technology                                                                       405              1,683
    PW Eagle Inc.                                                                       3,300             25,988
    Qlogic Corp.                                                                          125              9,625
    Quaker City BanCorp.                                                                3,826             97,085
    Qualcomm Inc.                                                                       1,014             83,338
    Quanex Corp.                                                                          100              2,013
    Quanta Services Inc.                                                                  300              9,656
    Quentra Networks Inc.                                                                  42                  1
    Quicksilver Resources                                                               1,000              9,625
    Quintiles Transnational Corp.                                                         200              4,188
    Quintus Corp.                                                                         200                594
    Quokka Sports Inc.                                                                    200                113
    Qwest Communications                                                                  709             28,980
    QXL Ricardo PLC                                                                       290                761
    R&B Falcon Corp.                                                                      100              2,294

                                                                     (Continued)

                                                                        Schedule


                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000

              Identity of issue, borrower, lessor or similar party                    Number of
             and description of investment including maturity date,                 shares, units         Current
               rate of interest, collateral, par or maturity value                  or par value           value
--------------------------------------------------------------------------    -----------------------   ---------------
    RJ Reynolds Tobacco HLD                                                                 3,533      $     172,234
    Radioshack Corp.oration                                                                   200              8,563
    Railamerica Inc.                                                                           66                518
    Range Petroleum                                                                         1,000                133
    Ratexchange Corp.                                                                         355                777
    Rational Software Corp.                                                                    80              3,115
    Raymond James Finl                                                                        700             24,413
    Razorfish Inc.                                                                          3,000              4,875
    Realnetworks Inc.                                                                         150              1,303
    Reback Networks Inc.                                                                      100              4,100
    Redhat Inc.                                                                               350              2,188
    Rent Way Inc.                                                                           2,000              8,875
    Research In Motion Ltd                                                                    325             26,000
    Return Assured Inc.                                                                     2,000                813
    RF Micro Devices Inc.                                                                   1,040             28,535
    Ribozyme Pharm Inc.                                                                       300              4,294
    RisCorp. Inc.                                                                             500                 --
    Rochester Medical Corp.                                                                 2,000             10,000
    Rogue Wave Software Inc.                                                                4,000             15,000
    Rohn Inds Inc.                                                                          1,500              5,719
    Rosetta Inpharmatics Inc.                                                                 100              1,600
    Ross Sys Inc.                                                                           3,700                694
    Rowecom Inc.                                                                            4,000              2,500
    Royal DTCH PET 5                                                                          200             12,113
    Royal Oak Mines Inc.                                                                    2,000                  6
    Rural MetroCorp.                                                                        2,000              2,750
    Rushmore Finl Grp                                                                       2,480              1,240
    SBC Communications Inc.                                                                 2,058             98,270
    Sabre Holdings Corp.                                                                        7                302
    Safeguard Scientific Inc.                                                              10,124             67,072
    Safety-Kleen Corp.                                                                        125                  9
    Sagent Technology Inc.                                                                    845              1,162
    Sanchez Computer                                                                          334              2,756
    Santa Cruz Operation                                                                    3,200              4,100
    Sapient Corporation                                                                       100              1,194
    Sara Lee Corp.                                                                            100              2,456
    Savvis Commuications Corp.                                                              3,100              2,713
    Schering Plough Corp.                                                                     275             15,606
    Schlumberger Ltd.                                                                         500             39,969
    Sciclone Pharm Inc.                                                                     1,090              4,360
    SciQuest.com                                                                            1,000              1,313
    Scorpion Tech Inc.                                                                        150                 --
    Sears Roebuck & Co.                                                                       200              6,950
    Sentry Technology Corp.                                                                 3,000                188
    Service Corp. Intl                                                                     31,300             54,775
    Seven Seas Petroleum Inc.                                                              35,000             48,125
    Shaman Pharmaceuticals                                                                      1                 --

                                                                     (Continued)

                                                                        Schedule

                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000


              Identity of issue, borrower, lessor or similar party                   Number of
             and description of investment including maturity date,                shares, units          Current
              rate of interest, collateral, par or maturity value                   or par value           value
------------------------------------------------------------------------         -----------------   ----------------
    Sherwin Williams Co.                                                                      200   $          5,263
    Shop At Home Inc.                                                                          50                 61
    SI Diamond Technology Inc.                                                              4,150              1,619
    Sideware Sys Inc.                                                                       1,000                480
    Siebel Systems Inc.                                                                       150             10,144
    Sierracities.com                                                                          200                500
    Sight Resource Corp.                                                                    5,000                800
    Silicon Laboratories                                                                      145              2,084
    Silicon Storage Tech                                                                      345              4,075
    Simtek Corp.                                                                            2,000                700
    Sionix Corp.                                                                            2,000                500
    Siskon Gold Corp.                                                                      22,000                 88
    Smartire Sys Inc.                                                                       2,000              4,250
    Smurf IT-Stone Container                                                                   18              2,958
    Solectron Corp.                                                                           200              6,780
    Solv-ex Corp.                                                                           1,466                  1
    Southern Co.                                                                              100              3,325
    Southern Energy Co.                                                                       744             21,065
    Southmark Corp.                                                                       100,000              1,100
    Southwest Airls                                                                         5,671            190,149
    Southwest Securities Group, Inc.*                                                     145,406          3,762,370
    Southwest Securities Group, Inc. Stock Fund*                                          129,136          1,362,385
    Southwest WTR                                                                           1,150             17,105
    Spectrasite Holdings                                                                      150              1,987
    Speedcom Wireless A 01WT                                                                5,000              2,030
    Speedcom Wireless Corp.                                                                10,000             65,000
    Speedway Motorsports Inc.                                                                 100              2,400
    Spindletop Oil & Gas                                                                      666                185
    Sport Supply Group                                                                      1,100                 68
    Sports Club Inc.                                                                        1,000              2,812
    Sportsmans Guide Inc.                                                                     500                343
    Sprint Corp.                                                                            1,403             28,500
    Sprint PCS Group                                                                          100              2,044
    ST Mary Land & Expl Corp.                                                                 100              3,330
    Stampede Worldwide Inc.                                                                16,000              1,280
    Stamps.com Inc.                                                                           300                833
    Standard Energy Corp.                                                                   4,000                444
    Starbase Corp.                                                                            126                295
    Starbucks Corp.                                                                           205              9,070
    Starnet Financial Inc.                                                                  1,250                263
    Startronix Intl Inc.                                                                      300                  6
    Stein Mart Inc.                                                                           100              1,162
    Stelax Industries                                                                       1,000                340
    Stewart Enterprises                                                                       400                763
    Stillwater Mining Co.                                                                     600             21,360
    Strategic Diagnostics Inc.                                                              2,000              4,625
    Stride Rite Corp.                                                                       2,000             14,000

                                                                     (Continued)

                                                                        Schedule

                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000

                   Identity of issue, borrower, lessor or similar party              Number of
                  and description of investment including maturity date,           shares, units          Current
                   rate of interest, collateral, par or maturity value              or par value           value
----------------------------------------------------------------------------    ------------------   ----------------
    Sun Healthcare Group Inc.                                                                 405   $             11
    Sun Microsystems Inc.                                                                   6,198            172,769
    Sunbeam Corp.                                                                          16,300              5,094
    Sunbelt Nursery Group                                                                   1,500                  2
    Sunrise Assisted Living Sunrise Assisted Living Inc.                                      275              6,875
    Sunrise Tech Intl                                                                         750              1,336
    Sunshine Mining & Refining                                                                625                 24
    Supervalu Inc.                                                                             62                860
    Symantec Corp.                                                                            500             16,688
    Sygenta AG ADR                                                                             20                219
    Synthetech Inc.                                                                           300                638
    Synthetech Blood Intl Inc.                                                             33,350              8,338
    TMM Inc. New                                                                            1,000                 35
    TVX Gold                                                                                  200                328
    Taiwan Semiconductor Mfg Co.                                                               64              1,104
    Take-two Interactive                                                                      300              3,450
    Tanisys Tech                                                                            1,850                999
    Target Corp.                                                                            2,119             68,338
    Tegal Corp.                                                                             2,000              3,250
    Tekelec                                                                                   100              3,000
    Telecom CP                                                                                200              3,338
    Telecom Italia                                                                             25              2,758
    TeleCorp. PCS                                                                           1,000             22,375
    Telepanel Systems Inc.                                                                    750                225
    Teletek Inc.                                                                           28,600                143
    Teligent Inc.                                                                             575              1,114
    Tellabs Inc.                                                                              200             11,300
    Tenfold Corp.                                                                           1,000              1,500
    Tengasco Inc.                                                                             100              1,250
    Tennis Lady Inc.                                                                        3,755                 38
    Teradyne                                                                                  350             13,038
    Terayon Communications                                                                    475              1,930
    Terra Networks Spon                                                                       293              3,095
    Texaco Inc.                                                                               200             12,425
    Texas Biotech                                                                             200                  4
    Texas Instruments                                                                       8,894            421,364
    Thaon Communications Inc.                                                                 100                225
    The Charles Schwab Corp.                                                                  102              2,894
    The Globe.com                                                                           1,000                281
    Theragenics Corp.                                                                         968              4,840
    Therma Freeze Inc.                                                                     10,000              1,300
    Thermo Tech Technologies                                                                1,000                 17
    Thermogenesis Corp.                                                                       750              1,313
    Tibco Software                                                                             50              2,397
    Tidel Tech Inc.                                                                           600              3,450
    Tidewater Inc.                                                                            700             31,062
    Time Warner Inc.                                                                          150              7,835

                                                                     (Continued)

                                                                        Schedule


                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000

               Identity of issue, borrower, lessor or similar party                 Number of
              and description of investment including maturity date,              shares, units          Current
               rate of interest, collateral, par or maturity value                 or par value           value
---------------------------------------------------------------------------    -------------------     ----------------
    Titanium Metals Corp.                                                                     300   $          2,024
    Tivo Inc.                                                                                 100                537
    Tokheim Corp. Ser                                                                         300                126
    Tommy Hilfiger Corp.                                                                      200              1,962
    Too Inc.                                                                                   14                174
    Touchstone Apparel Science                                                                200                 80
    Towne Services Inc.                                                                        50                 61
    Toys R Us                                                                                 500              8,343
    Track Data Corp.                                                                        3,780              2,716
    Trammell Crow Co.                                                                         600              8,100
    Trans Maritima Mex ADR                                                                    300              3,300
    Trans World Airlines New                                                                2,850              4,042
    Transwitch Corp.                                                                           17                664
    Trega Biosciences Inc.                                                                  2,000              1,687
    Trend Vision Tech Inc.                                                                    500                 --
    Triangle Broadcasting                                                                   1,000                  3
    Trimble Nav Ltd                                                                           850             20,400
    Trintech Group ADR                                                                        250              2,750
    Triton Energy Class A                                                                   6,000            180,000
    Triton Network Systems                                                                  4,500             14,062
    TRW Inc.                                                                                  100              3,874
    Tsingtao Brewing Co.                                                                   10,000              1,948
    TTI Team Telecom                                                                          100              1,500
    Tuesday Morning Corp.                                                                     400              2,125
    Turbochef Technologies Inc.                                                               550                894
    TXU Corp.                                                                                  50              2,216
    Tyco Intl Ltd                                                                             800             44,400
    Tyler Technologies Inc.                                                                10,000             16,875
    UICI                                                                                       35                208
    US Interactive Inc.                                                                    11,350              3,192
    US Liquids Inc.                                                                         6,000             13,124
    US Office Products                                                                      4,550                204
    US Restaurant PPTYS Inc.                                                                4,000             39,249
    Ultrafem Inc.                                                                             100                  1
    Unibanco-Uniao BNCS                                                                     1,000             29,437
    Unimark Group Inc.                                                                     10,000              4,062
    Union Carbide Corp.                                                                       600             32,287
    Union Cmnty BanCorp.                                                                    3,000             37,500
    Unisource Energy Corp.                                                                  8,280            155,767
    United Heritage Corp.                                                                      20                 23
    United Parcel Service                                                                     189             11,103
    United Rentals Inc.                                                                     3,750             50,390
    United Technologies Corp.                                                                 200             15,724
    Unumprovident Corp.                                                                       600             16,125
    US Lan Systems Corp.                                                                    2,000                  2
    US Oncology Inc.                                                                        1,880             11,867
    US Unwired Inc.                                                                         1,000              4,624

                                                                     (Continued)

                                                                        Schedule

                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000

              Identity of issue, borrower, lessor or similar party                   Number of
             and description of investment including maturity date,                shares, units         Current
               rate of interest, collateral, par or maturity value                 or par value           value
------------------------------------------------------------------------------  ------------------   ----------------
    USA Networks Inc.                                                                   212           $   4,121
    US Data Corp.                                                                     6,000               3,374
    USEC Inc.                                                                           340               1,464
    VA Linux Systems Inc.                                                               250               2,030
    Vaalco Energy Inc.                                                                7,000               2,624
    Valence Technology Inc.                                                           1,000               9,312
    Valero Refining & Marketing                                                         100               3,719
    Vast Solutions Inc.                                                                  57                  --
    Ventro Corp.                                                                         50                  50
    Venture Seismic Ltd                                                              17,100                 171
    Venture Stores Inc.                                                                  60                  --
    Verisign Inc.                                                                        50               3,709
    Verizon Communications                                                            1,320              66,165
    Vertical Computer Sys                                                             2,000                 108
    Viacom Inc.                                                                       1,325              61,944
    Viatel Inc.                                                                         500               1,859
    Vical Inc.                                                                          100               1,850
    Vidikron Tech Group                                                                 125                   3
    Vignette Corp.                                                                      937              16,866
    Virtualsellers.com                                                               17,100               9,063
    Visteon Corp.                                                                       300               3,450
    Visx Inc.                                                                           500               5,219
    Vitesse Semiconductor Corp.                                                         100               5,531
    Vodafone Group                                                                    2,250              80,578
    Wal-Mart SA                                                                         781               1,468
    Wal-Mart Stores Inc.                                                              6,919             367,572
    Walgreen Co.                                                                         20                 838
    Wallstreet-Review Inc.                                                               84                  63
    Walt Disney Holding Co.                                                           6,002             173,683
    Washington Group Intl                                                               200               1,638
    Washington Mutual Inc.                                                            1,045              55,428
    Waste Management Inc.                                                             1,670              46,343
    Wastemasters Inc.                                                                 1,000                  80
    Waterford Wedgwood ADR                                                              400               4,300
    Wave Sys Corp.                                                                       40                 180
    Webb Interactive Services                                                            75                 127
    Webcatalyst Inc.                                                                 17,500               1,103
    WebMD Corp.                                                                           7                  56
    Webtrends Corp.                                                                     195               5,643
    WebVan Group                                                                        400                 188
    Weirton Steel Corp.                                                                 500                 595
    Welfide Corp. Osaka Ord                                                               9                  69
    Wells Fargo & Co.                                                                 7,000             389,813
    Whitehall Enterprises                                                             2,000                  80
    Whole Foods Market Inc.                                                             100               6,113
    Wild Oats Markets                                                                   200                 850
    Williams Co. Inc.                                                                   500              19,969

                                                                     (Continued)

                                                                        Schedule


                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000

              Identity of issue, borrower, lessor or similar party                   Number of
             and description of investment including maturity date,                shares, units         Current
               rate of interest, collateral, par or maturity value                 or par value           value
------------------------------------------------------------------------------  ------------------   ----------------
    Williams Communs Group                                                                300        $      3,525
    Williams Sonoma                                                                        15                 300
    Windswept Env Group                                                                   500                  75
    Winners Edge.com                                                                    1,250                  25
    Winston Hotels Inc.                                                                   500               3,562
    Wordcraft Sys Inc.                                                                 20,000                 280
    World Fuel Services Corp.                                                           1,500              10,500
    World Wrestling Federation                                                             50                 800
    Worldcom Inc.                                                                       7,919             111,361
    Worldwide Xceed Group                                                               1,200                 151
    WSI Interactive Corp.                                                               1,000                  42
    Wyndham Intl.                                                                       1,404               2,457
    XOX Corp.                                                                           3,200               2,400
    Xcel Energy Inc.                                                                    3,293              95,702
    Xcelera Inc.                                                                           60                 220
    Xerox Corp.                                                                         2,006               9,280
    Xilinx Inc.                                                                           200               9,224
    Xircom                                                                                615               9,532
    XO Communications Cl                                                                  300               5,343
    Xoma Ltd                                                                              100                 975
    Yahoo! Inc.                                                                         1,414              42,507
    Z-Tel Technologies Inc.                                                                80                 415
    Zale Corp.                                                                            700              20,343
    Zeroplus.com                                                                          400                 137
    Zila Inc.                                                                           5,960              12,292
    Zixit Corp.                                                                         2,947              25,751
    Zymetx Inc.                                                                         3,000               3,937
    2-Infinity.com Inc.                                                                   900                  28
    3Com Corp.                                                                            250               2,125
    3D Labs Inc.                                                                        4,000               4,375
    3DFX Interactive Inc.                                                                  30                   8
    3DO Company                                                                         2,350               6,168
    3DShopping.com                                                                      6,300               5,513
    4 Kids Entertainment Inc.                                                           1,000               8,938
                                                                                                     ------------
             Total Common Stock                                                                        26,597,661
                                                                                                     ------------
Money Market Funds
    Schwab Money Market Fund*                                                       6,697,767           6,697,767
    SEI Government Securities Principal*                                               71,022              71,022
                                                                                                     ------------
             Total Money Market Funds                                                                   6,768,789
                                                                                                     ------------
Common/Collective Trusts
    Schwab Value Advantage Fund*                                                    3,390,885           3,390,885
                                                                                                     ------------

                                                                     (Continued)

                                                                        Schedule


                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000

              Identity of issue, borrower, lessor or similar party                   Number of
             and description of investment including maturity date,                shares, units         Current
               rate of interest, collateral, par or maturity value                 or par value           value
-----------------------------------------------------------------------------    -----------------   ----------------
Government Securities

    Government Bonds
    Agency Strip S Series 1                                                                 3,000  $           1,120
    Cats Series P Interest Payment on 13.25                                                10,000              6,305
    Certificates Accrual Series KTR BD 0%                                                   2,000              1,903
    Certificates Accrual Series L                                                           2,000              1,903
    Certificates Accrual Series P                                                           2,000              1,337
    Certificates Accrual Series W                                                           1,000                615
    Certificates Accrual Series S                                                           2,000              1,244
    Fedl Hm Ln Mtg 0%                                                                       8,000              2,254
    FHLMC #D6-3522                                                                          1,204              1,240
    FHLMC #E0-0249                                                                            666                665
    FHLMC #16-00036                                                                         1,447              1,474
    FHLMC #17-0011                                                                            490                502
    FHLMC #17-0151                                                                            240                259
    FHLMC #17-0190                                                                            187                195
    FHLMC #18-1550                                                                          2,342              2,537
    FHLMC #18-3895                                                                            383                393
    FHLMC #25-9659                                                                             62                 64
    FNMA PL #0010251 12%                                                                      939              1,058
    FNMA PL #0003258 12%                                                                      304                326
    GNMA II #000021                                                                           285                320
    GNMA II #000269                                                                           290                322
    GNMA II #000286                                                                            95                104
    GNMA II #000542                                                                            10                 10
    GNMA II #001401                                                                           170                183
    GNMA PL #000200                                                                           994              1,135
    GNMA PL #000352                                                                             1                  1
    GNMA PL #007707                                                                           798                816
    GNMA PL #002328                                                                           208                210
    GNMA PL #003384                                                                           551                562
    GNMA PL #023520                                                                         1,059              1,071
    GNMA PL #005494                                                                           633                646
    GNMA PL #005755                                                                           630                641
    GNMA PL #007446                                                                           475                484
    GNMA PL #008237                                                                         1,061              1,077
    GNMA PL #023153                                                                           974              1,012
    GNMA PL #027154                                                                         1,757              1,822
    GNMA PL #030368                                                                           931                973
    GNMA PL #040087                                                                           269                291
    GNMA PL #041569                                                                           577                634
    GNMA PL #042008                                                                           378                428
    GNMA PL #042233                                                                           940              1,075
    GNMA PL #043713                                                                           323                345
    GNMA PL #048061                                                                           724                855

                                                                     (Continued)

                                                                        Schedule


                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000

              Identity of issue, borrower, lessor or similar party                  Number of
             and description of investment including maturity date,               shares, units          Current
               rate of interest, collateral, par or maturity value                or par value            value
---------------------------------------------------------------------------    -------------------   ----------------
    GNMA PL #048070                                                                           585  $             681
    GNMA PL #050885                                                                           489                577
    GNMA PL #054782                                                                           151                180
    GNMA PL #059920                                                                            64                 67
    GNMA PL #065061                                                                            24                 28
    GNMA PL #069509                                                                           274                308
    GNMA PL #070565                                                                           119                122
    GNMA PL #070588                                                                           698                784
    GNMA PL #105663                                                                           135                151
    GNMA PL #106758                                                                           626                721
    GNMA PL #113373                                                                           471                546
    GNMA PL #130698                                                                           195                212
    GNMA PL #163244                                                                           569                600
    GNMA PL #170109                                                                           190                190
    GNMA PL #189421                                                                           725                764
    GNMA PL #204700                                                                           346                365
    GNMA PL #209656                                                                           551                583
    GNMA PL #269320                                                                           637                695
    GNMA PL #281094                                                                           564                599
    GNMA PL #292813                                                                           664                724
    GNMA PL #294900                                                                           923                972
    GNMA PL #910923                                                                         1,274              1,380
    Government Backed TRS CL T-1                                                            2,000              1,614
    Government Trust Certificates                                                           1,000                782
    Gevernment Trust Certificates                                                           1,000                764
    Israel St                                                                               5,000              4,999
    Israel St                                                                              25,000             24,978
    Israel St                                                                               6,000              5,100
    Tint                                                                                   55,000             37,194
    Tint                                                                                   25,000             11,797
    Treasury INVT Growth                                                                   12,000              7,831
    US T-Note                                                                              13,000            129,675
    US Treas Sec Strip                                                                     10,000              3,488
    US Treas Sec Stripped int                                                              15,000             11,589
    US Treas Sec Stripped int                                                               4,000              3,143
    US Treas Sec Stripped int                                                              45,000             26,860
    US Treas Sec Stripped int                                                              20,000              7,738
    US Treas Strip                                                                         35,000              8,170
    US Treas Strip                                                                         10,000              3,809
    US Treas Strip                                                                         60,000             19,181
    US Treas Strip                                                                         20,000              8,981
    US Treas Strip                                                                          5,000              1,531
    US Treas Strip                                                                        100,000             41,625
    US Treas Strip                                                                          5,000              2,753
    US Treas Strip                                                                         50,000             18,782
    US Treas Strip                                                                         20,000              7,419

                                                                        Schedule


                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000

              Identity of issue, borrower, lessor or similar party                   Number of
             and description of investment including maturity date,                shares, units         Current
               rate of interest, collateral, par or maturity value                 or par value           value
-----------------------------------------------------------------------       --------------------   ----------------
                                                                                                       (Continued)
    US Treas Stripped                                                                      11,000      $       5,785
    US Treas Stripped                                                                      20,000              8,713
    US Treas Stripped                                                                      10,000              4,106
    US Treasury Notes 6.625%                                                               40,000             40,638
    US Treasury Stripped                                                                   15,000             10,406
    US Treasury Stripped                                                                  100,000             42,281
    US Treas Sec Stripped Int                                                              50,000             19,922
    United States Treas Sec Str                                                           126,000             86,271
    United States Treas Sec Str                                                            25,000             12,547
    US Treas Sec Stripped Int                                                              10,000              8,997
    UST Infl Idx                                                                           10,000              9,816

    Cash Equivalents - Discounted
    US Treas Bill                                                                              --                 --
    US Treas Bill                                                                         160,000            158,251
    US Treas Bill                                                                         150,000            148,865
                                                                                                     ----------------
             Total Government Securities                                                                     998,061
                                                                                                     ----------------

Mutual Funds

    Mutual Funds
    Accessor Growth Portfolio                                                                 137              3,660
    AIM Equity Aggressive Growth                                                            3,220             41,126
    AIM Equity Charter Fund Retail                                                            181              2,695
    AIM Equity Constellation Fund Retail                                                       44              1,276
    AIM Value Fund                                                                            599              7,488
    Alliance Premier Growth Fund                                                           41,618          1,111,608
    Alliance Technology Fund                                                                   22              2,012
    Amcent: Global Gold Fund                                                                   87                347
    Amcent: Strat Aggressive                                                               13,068             94,745
    American Century Income                                                                 1,065             32,162
    American Century Intl Growth FD Inv                                                     1,917             20,953
    American Europacific Growth Fund                                                           72              2,255
    American Fundamental Investors                                                            660             20,550
    American Growth Fund of America                                                         1,201             32,535
    American Small Capital World Fund                                                       1,484             41,235
    ARK sm cap Equity Portfolio - Retail                                                      259              4,621
    Artisan International Fund                                                                 81              1,774
    Babson Value Fund                                                                          32              1,410
    Baron Asset Fund                                                                           65              3,546
    Bjurman Micro-cap Growth Fund                                                              29              1,209
    Brandywine Fund                                                                           423             12,429
    Cap World Growth & Income                                                               1,220             32,299
    Capital Southwest Corp.                                                                   100              5,263
    Capstead Mortgage CP                                                                      300              3,263
    Century Shares TR                                                                         104              4,468
    Citizens Global Equity                                                                  1,073             24,557

                                                                        Schedule

                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000

              Identity of issue, borrower, lessor or similar party                   Number of
             and description of investment including maturity date,                shares, units         Current
               rate of interest, collateral, par or maturity value                 or par value           value
----------------------------------------------------------------------           ---------------      ----------------
                                                                                                        (Continued)
    Colonial Inter High Income Fund                                                           650             3,047
    Columbia Small Cap                                                                        937             24,232
    Credit Suisse Asset Management Income Fund                                              1,154              6,350
    Davis New York Venture Fund Class A                                                       292              8,402
    Delaware Select Growth CL A                                                               391             11,739
    Diamonds TR Ser I                                                                          50              5,339
    Dodge & Cox Balanced Fund                                                               5,712            362,254
    Dodge & Cox Stock Fund                                                                  5,093            492,357
    Dresdner RCM Biotech Fund                                                               1,875             68,216
    Dresdner RCM Global Tech                                                                  145              7,278
    Dreyfus Disciplined STK Fund                                                              678             25,050
    Dreyfus Emerging Markets                                                                   85                903
    Duff & Phelps Utilities                                                                 5,000             52,500
    Enterprise Growth Fund CL A                                                               665             13,643
    Equity Residl Property Trust                                                              200             11,063
    Federated Amern Leaders FD                                                                492             12,181
    Fidelity Advisor Growth Opp.                                                               62              2,119
    Firsthand Communications                                                                  126              1,068
    Firsthand Tech Leaders Fund                                                               241              8,171
    Firsthand Technology Value Fund                                                            83              6,168
    Franklin Small Cap Growth Fund                                                            372             14,620
    Fremont US Micro Cap Fund                                                                  52              1,401
    Gabelli Asset Fund                                                                         58              1,958
    Gabelli Global Growth Fund                                                                507             10,322
    Gabelli Global Ser Fds Inc.                                                               850             14,981
    Gabelli Growth Fund                                                                     2,218             83,818
    Gabelli Value Fund                                                                         60                962
    Gabelli Westwood Balanced Fund                                                         75,601            878,482
    Gabelli Westwood Equity Fund                                                           64,775            654,878
    Gabelli Westwood Equity Retail Class                                                   52,686            532,657
    Gabelli Westwood Intermediat BD Fund                                                  193,110          2,006,409
    Gabelli Westwood Realty Fund                                                            2,063             19,373
    Gabelli Westwood Small Cap Equity                                                      21,544            290,634
    Gabelli Westwood SmCap Equity RT                                                       57,047            769,561
    Gateway Fund                                                                               46              1,046
    Goldman Sachs Cap Growth Class A                                                          130              3,062
    Goldman Sachs Internet                                                                    440              5,236
    Goldman Sachs Research Select Fund                                                      6,064             56,944
    H&Q Life Sciences Inventors                                                                 7                152
    HRPT Properties TR                                                                        500              3,781
    Harbor Capital Appreciation Fund                                                          468             16,664
    Harbor International Fund                                                                  37              1,314
    Henlopen Fund                                                                             144              2,856
    Hennessy Cornerstone Value Fund                                                            72                992
    Hodges Fund                                                                             4,297             47,781

                                                                        Schedule

                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000

          Identity of issue, borrower, lessor or similar party                     Number of
         and description of investment including maturity date,                  shares, units          Current
           rate of interest, collateral, par or maturity value                    or par value           value
-----------------------------------------------------------------------     ----------------------   -------------
                                                                                                      (Continued)
    IDEX II Growth Port CL A                                                               105            $  3,321
    Internet Fund                                                                          814              19,625
    Invesco European Fund                                                                   51                 899
    Invesco Growth & Income                                                                144               2,297
    Invesco S&P 500 Index Fund                                                             331               4,619
    Invesco Strat Financial                                                              2,003              64,682
    Invesco Strat Health Science                                                         1,034              61,390
    Invesco Technology II                                                                  387              23,122
    Invesco Telecommunicatinos                                                             811              29,425
    Invesco US Govt Securities                                                           2,550              18,540
    Investec Wired Index Fund                                                              475               8,738
    Investment Co. Of America                                                              249               7,732
    IPS Millennium Fund                                                                     30               1,538
    Janus Enterprise Fund                                                                  608              32,399
    Janus Equity Income Fund                                                               134               2,765
    Janus Flexible Income Fund                                                             120               1,096
    Janus Fund                                                                             777              25,865
    Janus Global Life Science Fund                                                         912              19,567
    Janus Global Technology Fund                                                         1,886              38,128
    Janus Growth & Income Fund                                                             401              14,186
    Janus Mercury Fund                                                                   1,261              37,405
    Janus Olympus Fund                                                                     214               8,795
    Janus Orion Fund                                                                       257               1,803
    Janus Special Situations Fund                                                          176               3,106
    Janus Strategic Value Fund                                                             345               3,624
    Janus Twenty Fund                                                                    1,380              75,621
    Janus Worldwide Fund                                                                 1,013              57,584
    Kaufmann Fund Inc.                                                                   1,149               5,090
    Kemper Dreman High Return Fund                                                         546              20,173
    Kemper Growth Class A                                                                2,084              27,264
    Kemper High Yield Fund Class A                                                       1,217               7,057
    Kemper Income & Cap Pre Fund                                                           793               6,469
    Kemper International Fund                                                              821               8,880
    Kemper Technology Fund                                                                 545              10,167
    Kemper Total Return Fund                                                             1,656              16,577
    Liberty Acorn Fund Class Z                                                              67               1,147
    Liberty Acorn Intl Class Z                                                              36                 858
    Liberty Newport Tiger Fund                                                             696               7,889
    Managers Special Equity                                                              6,886             528,813
    Managers Special Equity Fund                                                            46               3,565
    Marketocracy Medical Specialist Fund                                                   134               1,865
    Mexico Fund Inc.                                                                       200               2,963
    MFS High Inc.om Fund                                                                   436               1,826
    Montgomery Balanced Fund                                                               601               8,302
    Morgan Stanley DW TRII SHR Ben Intl                                                  4,200               9,975

                                                                        Schedule

                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000

          Identity of issue, borrower, lessor or similar party                     Number of
         and description of investment including maturity date,                  shares, units          Current
           rate of interest, collateral, par or maturity value                    or par value           value
-----------------------------------------------------------------------     ----------------------   -------------
                                                                                                      (Continued)
    Munder Future Technology                                                               103       $         903
    Munder Netnet Fund                                                                     271               9,408
    Mutual Shares Fund                                                                      80               1,583
    Navellier Aggressive Growth Port                                                        82               1,338
    Navellier Mid Cap Growth                                                                80               2,474
    NB Focus Fund                                                                       12,094             476,519
    New Perspective Fund                                                                   695              16,719
    Oakmark Balanced Fund                                                                  371               5,920
    Oakmark Fund                                                                           691              20,720
    Oakmark Select Fund                                                                    894              19,356
    PBHG Growth Fund                                                                       734              22,821
    PBHG Large Cap Growth Fund                                                             106               3,093
    PBHG Small Cap Value Fund                                                              173               3,396
    PBHG Technology & Communications                                                       863              29,722
    Pilgrim Growth & Value Class A                                                       1,061              18,644
    Pilgrim Prime Rate TR                                                                1,000               7,500
    Pimco Total Return Fund Class D                                                     16,644             172,927
    Plum Creek Timber Co.                                                                  300               7,800
    Putnam Growth Opp Class A                                                              518              11,354
    Putnam Hi Yield Advantage                                                              142                 895
    Putnam Master Intermediate                                                           1,009               6,241
    Putnam Premier Income                                                                7,064              43,267
    RS Diversified Growth Fund                                                             228               5,213
    RS Emerging Growth Fund                                                              1,687              74,254
    RS Information Age Fund                                                                884              16,807
    RS Value Plus Growth Fund                                                              786              19,351
    Rydex OTC Fund                                                                         204               3,448
    Rydex Ursa Fund                                                                     11,284             102,456
    Safeco Equity Fund                                                                      35                 719
    Schwab Capital Small Cap Index Fund*                                                   673              12,359
    Schwab Intl Index Fund*                                                                308               5,055
    Schwab Markettrack Balanced*                                                         9,629             141,546
    Schwab Markettrack Conserv*                                                          8,241             105,735
    Schwab Markettrack Growth*                                                          15,335             247,664
    Schwab S&P 500*                                                                      2,187              44,468
    Schwab S&P 500 Investor SHS*                                                        54,059           1,099,028
    Scudder Greater Europe                                                                  31                 963
    Scudder International Fund                                                          10,596             533,077
    Scudder Japan Fund                                                                      80                 796
    Scudder Large Company Growth                                                         3,852             127,542
    Scudder Large Company Value                                                          3,355              93,003
    Sit Small Cap Growth Fund                                                               29               1,007
    Sovran Self Storage                                                                    300               5,963
    Strong Discovery Fund                                                                   84               1,373
    Strong Growth Fund                                                                     450              12,179
    Strong S-T H-Y Bond Fund                                                               125               1,219
    T Rowe Price Intl European Stock Fund                                                   48                 998

                                                                        Schedule

                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000


           Identity of issue, borrower, lessor or similar party                      Number of
          and description of investment including maturity date,                   shares, units         Current
           rate of interest, collateral, par or maturity value                      or par value          value
------------------------------------------------------------------------         -----------------   ---------------
                                                                                                        (Continued)
    T Rowe Price New Horizons Fund                                                            173    $         4,140
    Templeton Developing Markets CL I                                                         327              3,465
    Templeton Emerging Markets Fund                                                         5,000             38,125
    Thornburg Mortgage Thornburg Mortgage Inc.                                              6,200             56,188
    Thornburg Value Fund                                                                    2,205             69,227
    Transamerica Premier Equity                                                               349              7,241
    Tri Contl Corp.                                                                           162              3,432
    Turner Short Duration Govt Fund                                                         1,588             16,012
    Turner Top 20 Fund                                                                        218              2,715
    Tweedy Browne American Value Fund                                                       1,683             41,103
    Tweedy Browne Global Value Fund                                                         2,107             42,100
    UMB Scout Worldwide FD                                                                    825             17,529
    United IVNS Realty Trust                                                                1,000              4,250
    Value Line Aggressive Income                                                            2,970             14,733
    Value Line Small Cap Growth                                                                69              1,317
    Van Wagoner Emerging Growth Fund                                                        1,205             36,459
    Van Wagoner MidCap fund                                                                   145              2,948
    Vanguard Balanced Index Fund                                                                1                309
    Vanguard Energy Fund                                                                      117              3,276
    Vanguard European Stock Index                                                              43              1,124
    Vanguard Growth Equity Fund                                                                74                984
    Vanguard Growth Index Fund                                                              3,531            107,950
    Vanguard Health Care Fund                                                                 122             16,234
    Vanguard Index TR                                                                         385             11,270
    Vanguard Index Trust 500 Port                                                             440             53,614
    Vanguard Intl Growth Porfolio                                                             527              9,952
    Vanguard Star Fund                                                                        793             14,119
    Vanguard Utilities Income Fund                                                          1,826             28,600
    Warburg P Thornburg Mortgage Incus Global                                                 152              6,414
    Warburg Pincus Global Post Venture                                                        120              2,726
    Warburg Pincus Japan Small Company                                                        664              1,480
    Wasatch Small Cap Growth Fund                                                              43              1,186
    Washington Mutual Investors Fund                                                          537             15,597
    Weitz Value Portfolio                                                                  21,495            757,074
    Westwood Trust Core Investment Grade Bond - EB Fund*                                      763             88,808
    Westwood Trust Fourth Wave Fund - EB Fund*                                              9,383            668,273
    Westwood Trust High Yield Bond - EB Fund*                                               5,601            517,112
    Westwood Trust International Equity - EB Fund*                                            684             67,672
    Westwood Trust LargeCap Equity - EB Fund*                                                 223            102,495
    Westwood Trust MidCap Equity - EB Fund*                                                 2,091            383,440
    Westwood Trust Real Estate Invest Trust - EB Fund*                                        895            131,812
    Westwood Trust SmallCap Equity - EB Fund*                                               5,392          1,092,241
    White Oak Growth Stock                                                                    184             11,590
    William Blair intl Grwth Fund                                                             123    $         2,208
    Wilshire 5000 Index Portfolio                                                             245              2,524
                                                                                                     ---------------
             Total Mutual Funds                                                                           17,288,093
                                                                                                     ---------------

                                                                        Schedule

                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000


           Identity of issue, borrower, lessor or similar party                      Number of
          and description of investment including maturity date,                   shares, units          Current
           rate of interest, collateral, par or maturity value                      or par value           value
-------------------------------------------------------------------------        -----------------   ---------------
                                                                                                        (Continued)
Corporate Bonds and Debentures

    Corporate Bonds
    Associates Corp. na bond                                                              215,000            212,095
    Calfed Inc.                                                                               500                501
    Chase Mtg Fin Corp. Ser 1994L CL II A                                                   4,956              4,931
    CIT GROUP HLDNGS Inc.SR MED TERM NTS 6.15%                                            145,000            143,794
    Coupon Treas RCPT                                                                       2,000              1,397
    Coupon Treas RCPT                                                                       2,000              1,278
    CTF Accrl TR Series A                                                                   1,000                814
    CTF Accrl TR Series E                                                                   3,000              2,371
    CTF Accrl TR Series H                                                                   3,000              2,855
    CTF Accrl TR Series J                                                                   2,000              1,725
    CTF Accrl TR Series L                                                                   5,000              4,409
    CTF Accrl TR Series N                                                                   2,000              1,903
    CTF Accrl TR Series N                                                                  11,000              7,779
    CTF Accrl TR Series Q                                                                   1,000                772
    CTF Accrl TR Series Q                                                                   1,000                828
    CTF Accrl TR Series R                                                                   4,000              2,713
    CTF Accrl TR Series S                                                                   2,000              1,384
    CTF Accrl TR Series T                                                                   1,000                929
    Easygrowth Treasury Rec Series 6                                                        6,000              4,298
    Fanniemae Strip 9.5%                                                                      744                189
    Fed Home Loan Mortgage 6.5%                                                               334                333
    Fed Home Loan Mortgage Coupon 7%                                                        2,018              2,026
    Fed Home Loan Mortgage 5%                                                               1,000              1,013
    Fed Home Loan Mortgage 7.75%                                                            1,167              1,167
    Fed Home Loan Mortgage 7%                                                                 891                874
    Fed Home Loan Mortgage 3%                                                               1,942              2,049
    Federal National Mortgage Assn 6.5%                                                     1,866              1,858
    Federal Home Loan Mortgage 7.5%                                                         3,000              3,016
    Federal Home Loan Mortgage 7.76%                                                          985                998
    Federal National Mortgage Assn                                                         17,000              7,031
    Federal National Mortgage Assn 7%                                                       4,000              3,897
    Federal National Mortgage Assn 7.5%                                                       209                209
    Federal National Mortgage Assn 7.6%                                                     1,492              1,520
    Federal National Mortgage Assn 7.25%                                                    3,000              3,030
    Fedl Hm Ln Mtg 5%                                                                         865                851
    Fedl Hm Ln Mtg 6.5%                                                                       138                137
    Fedl Hm Ln Mtg 7%                                                                         104                102
    Fedl Hm Ln Mtg 6.5%                                                                     4,000              3,930
    Fedl Hm Ln Mtg 10.05%                                                                   1,090              1,145
    Fedl Hm Ln Mtg 10%                                                                        675                705
    Fedl Hm Ln Mtg 7%                                                                         635                621
    Fedl Hm Ln Mtg 7%                                                                       2,950              2,878
    Fedl Hm Ln Mtg 7%                                                                         636                621
    Fedl Hm Ln Mtg 7%                                                                       2,000              1,892

                                                                        Schedule

                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000


              Identity of issue, borrower, lessor or similar party                   Number of
             and description of investment including maturity date,                shares, units         Current
               rate of interest, collateral, par or maturity value                 or par value           value
---------------------------------------------------------------------------    -------------------   ----------------
                                                                                                          (Continued)
    Fed Natl Mtg                                                                              981     $          967
    Fedl Natl Mtg Assn                                                                        250                251
    Fedl Natl Mtg Assn                                                                      3,658                949
    Financing Corp. Fico                                                                    5,000              2,953
    Financing Corp. Fico Series 3                                                          13,000              6,703
    Financing Corp. Fico Series 10                                                         40,100              2,214
    Fing Corp. Fico                                                                         2,000              1,881
    Fing Corp. Fico Series 1                                                                2,000              1,608
    FNMA 7%                                                                                   860                853
    RDM Sports Group                                                                      402,000              6,030
    Treas Invt Growth Rcpts                                                                 2,000              1,988
    Treas Invt Growth Rcpts                                                                 1,000                639
    Treas Invt Growth Rcpts                                                                27,000             16,800
    Treas Invt Growth Rcpts                                                                 3,000              2,442
    Treas Invt Growth Rcpts                                                                 2,000              1,495
    Treas Invt Growth Rcpts                                                                 9,000              6,572
    Treas Invt Growth Rcpts                                                                 5,000              4,138
    Treas Invt Growth Rcpts                                                                 2,000              1,655
    Treas Invt Growth Rcpts                                                                 2,000              1,886
    Treas Invt Growth Rcpts                                                                12,000              8,137
    US Strip                                                                               20,000              8,575
    US Treas Coup                                                                           7,000              5,158
    US Treas Strip                                                                         65,000             23,319
    US Treas Strip                                                                         75,000             25,266
    Zero Coupon Treasury Obligations                                                        3,000              2,222

    Municipal Obligations
    Cypress-Fairbanks Tex Indpt School Dist                                                15,000             12,456
    San Bernardino County                                                                  30,000             12,076
                                                                                                     ---------------
             Total Corporate Bonds and Debentures                                                            598,101
                                                                                                     ---------------

Other Assets

    Other Assets
    Franchise Fin Corp.                                                                     5,000            116,563
    Mesa Offshore TR Unit Ben Trust                                                        10,000                781
    North European Oil RTY TR                                                                 300              4,950
    Santa Fe Energy Dep UTS                                                                   200              4,338

    Unit Investment Trusts
    First Tr Int Growth SR 6                                                                   47                576
    FT 428 Uncommon V 13M                                                                     948              7,205
    Nasdaq 100 Shares                                                                       1,184             69,116
    S&P Midcap 400 Unit Series 1                                                              200             18,875
    Spdr Trust Unit Series 1                                                                  706             92,618
    Van Kampen Focus Series 1                                                                 657              6,964
    Van Kampen Focus Series 5                                                                 181              2,208

                                                                        Schedule


                          SOUTHWEST SECURITIES GROUP
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year

                               December 31, 2000


            Identity of issue, borrower, lessor or similar party                     Number of
           and description of investment including maturity date,                  shares, units         Current
            rate of interest, collateral, par or maturity value                    or par value           value
---------------------------------------------------------------------------     ------------------   ---------------
                                                                                                       (Continued)
    Van Kampen M G 9A 15R                                                                     409    $         3,563
    Van Kampen Tele 8A 15R                                                                    597              6,154
                                                                                                     ---------------
             Total Other Assets                                                                              333,911
                                                                                                     ---------------

Preferred Stock

    Preferred Stock
    Bethlehem Steel $5.00 Pfd                                                                 702             11,276
    Chiquita Brands                                                                         1,000              3,563
    Chiquita Brands 5.75%                                                                   1,300              3,981
    Dillards Cap TR I                                                                         500              6,563
    Great Atlantic & Pacific 9.375%                                                           500              5,625
    Sterling Bancshares Cap TR I                                                              400              9,600
    Tesoro Pete Corp. Dep Sh                                                                  300              3,600
    TXI Cap TR I                                                                              390             10,602
    US BanCorp. Capital II                                                                    200              4,650
    Westmoreland Coal Dep                                                                   1,900             38,950
    Yardville Cap TR                                                                          400              3,600
                                                                                                     ---------------
             Total Preferred Stock                                                                           102,010
                                                                                                     ---------------
Notes Receivable from Participants, Interest rates 8% to 9%*                                               2,090,940
                                                                                                     ---------------
             Total Notes Receivable from Participants                                                      2,090,940
                                                                                                     ---------------
             Total Investments                                                                       $    58,168,451
                                                                                                     ===============

     * A party-in-interest as defined by ERISA.

Note: Cost information has been omitted as all investments are participant-directed.

                                   SIGNATURE

The Plan.  Pursuant to the requirements of the Securities Exchange Act of 1934,
--------
the Administrator has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   THE SOUTHWEST SECURITIES GROUP
                                   401(K) PROFIT SHARING PLAN



Date: June 28, 2001                     By: /s/ Jim Zimcosky
                                        --------------------
                                        Jim Zimcosky
                                        Director - Human Resources
                                        Plan Administrator

                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------


The Trustees Committee
Southwest Securities Group
  401(K) Profit Sharing Plan:

We consent to the incorporation by reference in the registration statement No. 000-19483 on Form S-8 of Southwest Securities Group, Inc. of our report dated June 8, 2001 relating to the statements of net assets available for benefits of the Southwest Securities Group 401(K) Profit Sharing Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended and the related schedule, which report appears in the December 31, 2000 annual report on Form 11-K of the Southwest Securities Group 401(K) Profit Sharing Plan.

KPMG LLP

Dallas, Texas
June 28, 2001